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                                                                   EXHIBIT 10.19


                     AGREEMENT AND PLAN OF REORGANIZATION

       THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is entered into this 14th day of July, 2000, by and among GREAT AMERICAN BARBECUE COMPANY, a Missouri corporation (the "Seller"), the shareholders of Seller whose signatures appear on the signature page to this Agreement (collectively, the "Principal Shareholders"), THE GREAT AMERICAN BARBECUE FOOD COMPANY, a Delaware corporation (the "Buyer"), and INTERNATIONAL MENU SOLUTIONS CORPORATION, a Nevada corporation (the "Parent").

                                  BACKGROUND:

       A. The Seller is the owner of all of the outstanding common stock of SevenJNev, Inc., a Nevada corporation ("SevenJNev"), and a one percent (1%) general partnership interest in SevenJTex, Ltd., a Texas limited partnership ("SevenJTex," and collectively with SevenJNev, the "Acquired Subsidiaries") of which SevenJNev holds a 99% limited partnership interest.

       B. The Parent has formed the Buyer as its wholly owned subsidiary for the purpose of negotiating to acquire substantially all of the assets and business of Seller, including without limitation the Seller's interests in the Acquired Subsidiaries.

       C. The Seller and the Buyer have reached an understanding with respect to the Seller's sale to Buyer of substantially all of Seller's assets solely in consideration for (i) the Buyer's assumption of specifically disclosed liabilities and obligations of Seller, and (ii) the Buyer's delivery to Seller of voting stock of the Parent (collectively, the "Transaction").

       D. The respective Boards of Directors of Seller, Buyer and Parent have approved the execution and delivery of this Agreement and the completion of the Transaction as being in the best interests of such corporations and their respective shareholders, subject to the approval of the Transaction by the shareholders of the Seller.

       E. The Principal Shareholders have entered into this Agreement to induce the Buyer and Parent to complete the Transaction and to evidence their commitment to vote all stock of the Seller owned by them in favor of the Transaction, subject to the terms and conditions set forth in this Agreement.

       F. The parties intend that the Transaction shall constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code (as defined in Section 3.19 below).

       NOW, THEREFORE, in consideration of these premises, the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

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                                   Article 1

                          Purchase and Sale of Assets

       1.1 Assets to be Sold. On the Closing Date (as defined in Article 8 hereof), subject to the terms and conditions set forth in this Agreement, Seller shall sell to the Buyer, and the Buyer shall purchase from Seller, all of the following categories of assets and properties of the Seller as of the Closing Date, whether or not reflected on the books and records of the Seller (collectively, the "Assets"), free and clear of all liens, mortgages, claims and encumbrances other than Permitted Liens as defined in Section 3.7 below:

              (a) All inventory of raw materials, work-in-process and finished goods, and all packaging and shipping inventory of Seller;

              (b) All accounts receivable and notes receivable of Seller, all rebates due Seller and all other amounts refundable to or realizable by Seller in connection with any aspect of its business, whether now existing or hereafter arising, including without limitation the proceeds of insurance and amounts receivable under interest rate protection arrangements;

              (c) Except for a cash reserve (the "Cash Reserve") of $35,000 to be retained by Seller to satisfy the obligations set forth on Schedule 1.1(c) (which amount and Schedule may be modified by mutual agreement of Seller and Buyer prior to Closing), all cash, cash equivalents, prepaid expenses and other current assets of Seller and the rights to any portion of the Cash Reserve remaining unused after the date of the initial post-Closing adjustment payment (or date on which it is determined that the adjustment is zero) pursuant to
Section 1.2(c)(ii) below;

              (d) All machinery, equipment, vehicles, furniture, furnishings, leasehold improvements, computer equipment and peripherals, and related spare parts and supplies of Seller, together with all manuals, maintenance records, written warranties and other similar documents relating thereto;

              (e) All real property and interests in real property owned by Seller, if any, together with all improvements, additions and systems attached thereto or a part thereof;

              (f) All right, title and interest of Seller in and to all leases of real property or tangible personal property, if any, to which Seller is a party and which are disclosed in this Agreement, including the schedules hereto;

              (g) All right, title and interest of Seller in and to agreements by which any current or former employee or other third party agrees to maintain the confidentiality of nonpublic information concerning Seller, or to refrain from competing with Seller, or to refrain from soliciting the employees or customers of Seller;



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              (h)    All right, title and interest of Seller in and to all other executory contracts and commitments of Seller which are assumed by Buyer in accordance with Section 2.1 below;

              (i) All right, title and interest of Seller in and to its corporate name and derivatives thereof, the "GABCO" name and logo, all trademarks, trade names, trade dress, patents, copyrights, franchises, discoveries, recipes, techniques, formulas, product formulations and other know-how, all applications and licenses therefor, and all goodwill of Seller relating thereto, used or usable in the Seller's business;

              (j) All of Seller's designs, models, prototypes, plans, specifications, drawings and everything related thereto;

              (k) All of Seller's sales materials, catalogs, and advertising materials;

              (l) All records and files pertaining to Seller's business, customers and suppliers, including, without limitation, sales records, correspondence with customers, customer files and account histories, and records of purchases from and correspondence with suppliers;

              (m) All rights, claims, causes of action, privileges and defenses of Seller against (i) any present or former insurer of risks relating to the operations, liabilities, facilities, business or work force of the Seller or the Acquired Subsidiaries, and (ii) any other third party with respect to any of the other assets listed in this Section 1.1 and/or any of the Assumed Liabilities;

              (n) One hundred percent (100%) of the outstanding common stock of SevenJNev; and

              (o) The Seller's one percent (1%) general partnership interest and related capital account in SevenJTex, together with all right, title and interest of Seller under the certificate of limited partnership, limited partnership agreement or other written instrument setting forth the rights and privileges of the general and limited partners of SevenJTex; and

              (p) All other assets of Seller of any kind or description, excluding only the Seller's right to receive the consideration payable by Buyer and Parent hereunder, and the Seller's right, title and interest in and to this Agreement and each other agreement or instrument executed and delivered for the benefit of Seller pursuant to the completion of the Transaction, and the Seller's right to assert any claim for the enforcement of any of the foregoing.

The Assets identified in paragraphs (f), (g) and (h) are referred to herein as the "Executory Contracts").



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       1.2    Purchase Price.

              (a) Amount. The aggregate consideration to be paid by Buyer to the Seller for the Assets shall consist entirely of (i) one million five hundred thousand (1,500,000) shares of common stock of Parent, par value $0.001 per share (the "Parent Common Stock"), subject to reduction by the aggregate effect of fractions of shares which are paid in cash and by the adjustment set forth in
Section 1.2(c), plus (ii) the additional shares of Parent Common Stock, if any, issuable under Section 1.5 below, plus (iii) the assumption of the Assumed Liabilities identified in Section 2.1 below. At the Closing, (A) two hundred twenty-five thousand (225,000) shares of the Parent Common Stock shall be delivered to Firstar Bank Missouri N.A. as escrow agent ("Escrow Agent") for the parties pursuant to an Escrow Agreement substantially in the form attached hereto as Exhibit A (the "Escrow Agreement"), such shares to be held pending agreement on or determination by an arbitrator of the adjustment referenced in
Section 1.2(c) below, and ultimately distributed as set forth in the Escrow Agreement and this Agreement, and (B) the remaining one million two hundred seventy-five thousand (1,275,000) shares of Parent Common Stock shall be delivered to the Seller Nominee identified in Section 1.2(b) below.

              (b) Allocation. At the Closing, Seller shall deliver to Buyer a list of all shareholders of Seller as of the Closing, which list shall be certified by Seller's chief executive officer as accurately reflecting the names, last known addresses and tax identification numbers of all shareholders of the Seller as of the Closing (the "Shareholder Certification"). Prior to the Closing, Seller and Buyer shall designate Liberty Transfer Corporation, the transfer agent for Parent ("Transfer Agent") to receive from Buyer, for the benefit of the Seller's shareholders, (i) certificates evidencing the shares of Parent Common Stock required to be delivered hereunder (other than shares being deposited pursuant to the Escrow Agreement), to be issued in the name of the shareholders of Seller, and (ii) such amounts of cash as shall be required for payment in lieu of fractional shares of Parent. Parent hereby undertakes to deliver or cause to be delivered to the Transfer Agent such shares of Parent Common Stock and such cash, and such delivery shall constitute delivery by Buyer for purposes of this Agreement. As soon as practicable after the Closing, the Transfer Agent shall deliver the cash paid in lieu of fractional shares of Parent Common Stock to the shareholders of Seller, on behalf of Seller, as a liquidating distribution, in proportion to their holdings of stock of Seller as reflected on the Shareholder Certification, and shall hold the certificates evidencing shares of Parent Common Stock in accordance with the terms of the Registration Agreement, unless physical delivery of such certificate is requested by a shareholder of Seller in his or her transmittal letter described in Section 3(a) below.

              (c) Adjustments Based on Working Capital Requirements. The purchase price of the Assets shall be subject to adjustment after the Closing as set forth in this Section 1.2(c). The definition of Working Capital Deficit is contained in subsection (viii) of this Section 1.2(c).

                     (i) Projected Statements and Working Capital Deficit. Attached hereto as Schedule 1.2(c) are projected financial statements of the Buyer as of and for the fourteen month period ending July 31, 2001 (the "Projected Financial



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              Statements"). The Projected Financial Statements have been developed jointly by the Seller and the Buyer, assume annualized net sales of $24,000,000, and specify the amount of the projected Working Capital Deficit as of the end of each calendar month during such period. In this Section 1.2(c), the term "Three Month Period" refers to the period of three full calendar months immediately following the month in which the Closing occurs.

                     (ii)   Initial Postclosing Adjustment. During the thirty
              (30) day period following completion of Buyer's financial statements for the Three Month Period, the Buyer and Seller Representative, acting in good faith, (A) shall jointly reach agreement on the accuracy of such statements (as so agreed, the "Actual 3-Month Statements"), and (B) based on the Actual 3-Month Statements, shall jointly compute the Working Capital Deficit as of the end of the Three Month Period. To the extent the Working Capital Deficit determined from the Actual 3-Month Statements exceeds the projected Working Capital Deficit for such date on the Projected Financial Statements, the purchase price for the Assets shall be deemed reduced by an amount equal to such excess. In addition, the purchase price shall be subject to reduction to the extent provided in Section 6.9 below. To effect such reductions, the Buyer shall be entitled to receive from the Escrow Agent a number of shares of Parent Common Stock having an aggregate value, computed at Three Dollars ($3.00) per share, equal to the aggregate reductions in purchase price (or all of the shares held by the Escrow Agent, if the reductions exceed the value of the shares held by Escrow Agent; in such case that excess is referred to below as the "Unrealized Price Reduction"). Shares of Parent Common Stock remaining in escrow after such distribution to Buyer, if any, shall be distributed by the Escrow Agent to the Transfer Agent for the benefit of the Seller's shareholders as their interests shall appear, free from escrow but subject to the terms of the Registration Agreement. To the extent the Working Capital Deficit determined from the Actual 3-Month Statements is less than the projected Working Capital Deficit shown on the Projected Financial Statements, there shall be no adjustment under this subsection (ii) to the purchase price for the Assets, and (subject to Section 6.9 below) the shares of Parent Common Stock in escrow shall be distributed by the Escrow Agent to the Transfer Agent for the benefit of the Seller's shareholders as their interests shall appear, free from escrow but subject to the terms of the Registration Agreement.

                     (iii)  Subsequent Postclosing Adjustment. During the thirty
              (30) day period following completion of Buyer's financial statements for the Measuring Period, the Buyer and Seller Representative, acting in good faith, (A) shall jointly reach agreement on the accuracy of such statements (as so agreed, the "Actual 12-Month Statements"), and (B) based on the Actual 12-Month Statements, shall jointly compute the Working Capital Deficit as of the end of the Measuring Period. To the extent the Working Capital Deficit determined from the Actual 12-Month Statements exceeds the projected Working Capital Deficit for such date in the Projected 12-Month Statements, the purchase price for the Assets shall be



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              deemed reduced by an amount equal to such excess. To effect such reduction, the Buyer shall be entitled to offset, from the Earnout Stock otherwise deliverable to the Seller's shareholders under
              Section 1.5 below, a number of shares of Parent Common Stock having an aggregate value, computed at Three Dollars ($3.00) per share, equal to such reduction. To the extent the Working Capital Deficit determined from the Actual 12-Month Statements is less than the projected Working Capital Deficit in the Projected Financial Statements, there shall be no adjustment under this subsection (iii) to the purchase price for the Assets, and the Earnout Stock (net of any adjustment under Section 6.9 and indemnity claims by Buyer to the extent provided in this Agreement) shall be delivered as provided in this Agreement, but subject to the terms of the Registration Agreement.

                     (iv) Netting of Purchase Price Adjustments. Notwithstanding the provisions of subsections 1.2(c)(ii) and (iii) above, any Interim Price Reduction shall be credited in full toward the 12-Month Price Reduction. For this purpose: the "Interim Price Reduction" is that reduction (if any) in the purchase price of the Assets taken by Buyer from the Escrow Agent in the form of shares of Parent Common Stock based on the Three Month Period under subsection 1.2(c)(ii); and the "12-Month Price Reduction" is that reduction in purchase price, if any, to be taken by Buyer for the Measuring Period under subsection 1.2(c)(iii). The Interim Price Reduction does not include any Unrealized Price Reduction. If an Interim Price Reduction is taken by Buyer and such Reduction exceeds the 12-Month Price Reduction, then the Seller's shareholders shall be entitled to receive, in addition to the Earnout Stock, additional shares of Parent Common Stock having an aggregate value, computed at Three Dollars ($3.00) per share, equal to the difference between the Interim Price Reduction minus the 12-Month Price Reduction.

                     (v) Interim Financing Requirement; $300,000 PAC Loan. In accordance with the cash flow projections included as part of
              Schedule 1.2(c), Parent shall cause not less than $1,000,000 of the Interim Financing described in Section 8.14 below to be invested in the Buyer and/or the Acquired Subsidiaries. The parties acknowledge that Seller has borrowed $300,000 on a short-term basis from PAC, Inc. under documents dated May 30, 2000 (the "$300,000 PAC Loan") previously supplied to Parent, and that PAC, Inc. has the right to convert all or part of the principal of or interest on that loan into common shares of Seller.

                     (vi) Accounting Methods and Equitable Adjustments. The Projected Financial Statements and all financial statements of Buyer for periods relevant under this Section 1.2(c) have been and shall be prepared in accordance with generally accepted accounting principles consistently applied (but with footnote disclosures omitted and monthly accruals made subject to year end adjustment in accordance with Seller's past practice). The $3.00 stipulated value per share of Parent Common Stock in this Section 1.2(c) shall be subject to equitable adjustment for changes in capitalization in the same manner as set forth in Section



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              1.7 below, in the event of such a change occurring between the
              Closing Date and the date for settlement of a purchase price adjustment under this Section 1.2(c).

                     (vii) Resolution of Disputes. In the event the Buyer and the Seller (prior to Closing) or the Buyer and the Seller Representative (after Closing) are unable to agree on any matter relevant to the determination of the Actual 3-Month Statements, the Actual 12-Month Statements, the Working Capital Deficit as of any date or the amount of an adjustment under this Section 1.2(c) to the purchase price of the Assets, then the parties shall submit their disagreement to binding arbitration before a single commercial arbitrator, selected by joint agreement of Buyer and Seller (prior to Closing) or Buyer and the Seller Representative (after Closing), in St. Louis, Missouri. The costs and expenses of such arbitration shall be borne by the party that does not prevail in such arbitration, provided that the arbitrator shall be empowered to allocate such costs equitably between the parties in the event neither party's position is accepted in its entirety.

                     (viii) "Working Capital Deficit" of the Buyer as of any
              date means an amount determined from the following formula:

                     (CL - [0.12 x ES] - EAP) minus (CA + CEX - CINV)

                     CL means the aggregate book value of the inventory operating line, accounts payable and accrued liabilities (excluding liabilities reflecting customer deposits) of Buyer as of such date.

                     ES means the amount by which the net sales of the Buyer for the relevant period ending on such date exceeds the projected net sales of the Buyer reflected in the Projected Financial Statements as of and for the period ending on such date.

                     EAP means the accounts payable of Buyer as of such date for non-financeable capital expenditures which were incurred in order to achieve annual net sales in excess of $24,000,000.

                     CA means the book value of the current assets of Buyer as of such date.

                     CEX means the cash paid by Buyer, during the relevant period ending on such date, for non-financeable capital expenditures to sustain annual net sales in excess of $24,000,000.

                     CINV means the cash invested in Buyer at the request of the Seller Representative, or as reasonably deemed necessary by Parent, during the relevant period ending on such date, in excess of the proceeds of the Interim Financing defined in
                     Section 8.14 of this Agreement, it being



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                     understood that Parent is not obligated to invest more than
                     $1,000,000 during any relevant period.

              The parties acknowledge that in all projections of the Working Capital Deficit in the Projected Financial Statements, the variables in such formula other than CA and CL have been projected at zero. The term "non-financeable capital expenditures" means capital expenditures which are paid for in cash, and not financeable either through customary long term indebtedness or under customary capital lease arrangements.

       1.3    Exchange Procedures.

       (a) Letter of Transmittal; Representation Letter. At the Closing, holders of record of certificates representing shares of stock of Seller (the "Certificates") shall be instructed to tender such Certificates to the Transfer Agent pursuant to a letter of transmittal that Buyer shall deliver or cause to be delivered to such holders in a form similar to that attached hereto as Exhibit B, it being the intent of Buyer that such letters of transmittal shall be delivered as soon after the Closing Date as is reasonably practicable. In addition, holders of Certificates shall be instructed to execute a statement of representations in a form similar to that attached hereto as Exhibit C (the "Representation Letter"). To the extent such holders have pledged their shares of Seller and will pledge their shares of Parent Common Stock as substitute collateral, such holders shall deliver a written acknowledgement of the pledgee, in form and substance reasonably satisfactory to Parent, to the effect that the shares of Parent Common Stock have not been registered under applicable securities laws and may be transferred only in compliance with such laws.

       (b) Payment. Subject to Section 1.3(c), after the Closing, each previous holder of a Certificate that surrenders such Certificate to the Transfer Agent, with a properly completed and executed letter of transmittal and Representation Letter with respect to such Certificate, will be entitled to receive from the Transfer Agent, on behalf of Seller, as a liquidating distribution, (i) a certificate representing such number of whole shares of Parent Common Stock to which such shareholder is entitled based on the Shareholder Certification, such certificate to be deliverable as soon as practicable after such shareholder complies with this Section 1.3(b) (if physical delivery is requested), or otherwise at the times and in the manner set forth in the Registration Agreement, and (ii) a cash payment for any fractional share interest to which such shareholder would have otherwise been entitled.

       (c) Outstanding Certificates. Each outstanding Certificate held by a shareholder of Seller shall, until duly surrendered to the Transfer Agent, be deemed to evidence the right to receive such shareholder's pro rata portion of the liquidating distribution. After the Closing, holders of Certificates shall cease to have rights with respect to the stock represented by such Certificates, and their sole rights shall be to exchange such Certificates for (i) their pro rata portion of the liquidating distribution as provided in Section 1.2(b) of this Agreement, and (ii) the additional distributions, if any, to be made as set forth in Section 1.5. Effective as of the Closing, there shall be no further transfer of Certificates of Seller, and if such Certificates are



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presented to Seller for transfer, they shall be canceled against delivery of the pro rata portion of the liquidating distribution to which the stock represented by such Certificates are entitled as provided in this Agreement. The Transfer Agent shall not be obligated to deliver the liquidating distribution, on behalf of Seller, to any holder of stock of Seller until such holder surrenders the Certificates as provided herein, together with the transmittal letter and Representation Letter, and subject further to the restrictions set forth in the Registration Agreement. No dividends declared on the Parent Common Stock, if any, to be received in the liquidating distribution will be remitted to any person entitled to receive such Parent Common Stock under this Agreement until such person surrenders the Certificate representing the right to receive such Parent Common Stock, at which time such dividends shall be remitted to such person without interest and less any taxes that may have been imposed thereon.
No party to this Agreement nor any affiliate thereof shall be liable to any holder of stock represented by any Certificate for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Transfer Agent shall be entitled to rely upon the Shareholder Certification to establish the identity of those persons entitled to receive the liquidating distribution specified in Sections 1.2 and 1.5 of this Agreement, which shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Buyer or the Transfer Agent shall be entitled to deposit the liquidating distribution represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

       1.4 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Transaction. Each holder who otherwise would have been entitled to a fraction of a share of Parent Common Stock at Closing shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the midpoint between the inside closing bid and offer prices of Parent Common Stock on the OTC Bulletin Board on the second trading day immediately preceding the date of Closing (the "Closing Share Value"). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

       1.5 Earnout Stock. Within thirty (30) days following the completion of the Buyer's consolidated financial statements for the first twelve full calendar months after the Closing (the "Measuring Period"), Buyer shall deliver to the Transfer Agent, for the benefit of the shareholders of Seller (in proportion to their holdings as reflected on the Shareholder Certification, and as additional consideration for the Seller's Assets), a number of shares of Parent Common Stock (the "Earnout Stock") equal to the result of the following formula:

            5  x   [EBITDA - $1,700,000]
            ----------------------------
                        Z

In such formula, the variable "Z" shall mean the average of the published closing price of the Parent Common Stock on the Parent's then principal stock exchange or quotation service (currently the OTC Bulletin Board) for all trading days in the last three (3) calendar months of the Measuring Period, provided that the Menu Share Price for purposes of such formula shall not be less than Two Dollars ($2.00) nor more than Five Dollars ($5.00) per share (such amounts are



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referred to as the "Collars")(such average published closing price and Collars shall be subject to adjustment as set forth in Section 1.7 below). In such formula, the term "EBITDA" shall mean the net income of the Buyer from operations during the Measuring Period (after elimination of gains and losses resulting from extraordinary transactions and from adjustments made to Buyer's opening balance sheet as part of the Transaction) as reflected on the Buyer's consolidated income statement for the Measuring Period prepared in accordance with generally accepted accounting principles consistently applied (and separately from Parent's income statement), increased by the sum of (A) Buyer's income and franchise tax expense during such period, plus (B) Buyer's interest expense during such period, plus (C) Buyer's depreciation and amortization expense during such period, plus (D) the excess, if any, of Buyer's so-called "slotting fees" paid to retail supermarket customers during such period over $112,000. To the extent any former shareholder of Seller otherwise would receive a fraction of a share of Earnout Stock, such shareholder instead shall be entitled to receive from Buyer cash in lieu of such fraction of a share, calculated at the value ascribed to the variable "Z" above. Notwithstanding the foregoing provisions of this Section 1.5, (1) the amount of Earnout Stock first shall be subject to offset and/or adjustment to the extent set forth in Section 1.2(c)(iii) and (iv) above, (2) the amount of Earnout Stock next shall be subject to offset by the Buyer's or Parent's indemnifiable Damages to the extent provided in Article 11 below, and (3) the maximum amount of Earnout Stock, after the adjustments in (1) and (2) of this sentence, shall not exceed 1,500,000 shares of Parent Common Stock (subject to adjustment as provided in Section 1.7). As soon as practicable following its receipt from Buyer of the certificates evidencing the Earnout Stock and any cash in lieu of fractional shares, the Seller Nominee shall deliver such cash received by it to the shareholders of Seller, on behalf of Seller, as a liquidating distribution, in proportion to their holdings of stock of Seller as reflected on the Shareholder Certification, and shall hold the certificates evidencing the Earnout Stock subject to the restrictions contained in the Registration Agreement.

       1.6 Closing of Stock Transfer Books. The stock transfer books of Seller shall be closed at the end of business on the business day immediately preceding the Closing Date. In the event of a transfer of ownership of stock of Seller which is not reflected in the Shareholder Certification prior to the closing of such record books, the shares of Parent Common Stock issuable with respect to such stock, as a liquidating distribution, may be delivered to the transferee to the extent then distributable under the Registration Agreement, if the Certificate or Certificates representing such stock are presented to the Transfer Agent accompanied by all documents required by the Transfer Agent to evidence and effect such transfer and if all applicable stock transfer taxes are paid.

       1.7 Adjustments for Changes in Capitalization. If, between the date of this Agreement and the date on which shares of Parent Common Stock are deliverable hereunder (a "Payment Date"), shares of Parent Common Stock shall be changed into a different number of shares of Parent Common Stock or a different class of shares by reason of reclassification, recapitalization, split-up, spin-off, noncash distribution, exchange of shares or readjustment (including a merger, consolidation, spin-off or noncash distribution involving Parent in which the holders of Parent Common Stock receive securities of another entity or other consideration), or if a stock dividend thereon shall be declared with a record date within such period, then appropriate and proportionate adjustment or adjustments will be made to the number of shares of Parent



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Common Stock required to be delivered under this Agreement such that each shareholder of Seller shall be entitled to receive such number of shares of Parent Common Stock or other securities as a liquidating distribution as such shareholder would have received pursuant to such reclassification, recapitalization, split-up, spin-off, noncash distribution, exchange of shares or readjustment (including a merger, consolidation, spin-off or noncash distribution involving Parent in which the holders of Parent Common Stock receive securities of another entity or other consideration) or as a result of such stock dividend had the record date therefor been immediately before such Payment Date. Except as provided in this Section 1.7, no other adjustments shall be made by reason of any issuance of Parent Common Stock after the date of this Agreement.

       1.8 Plan of Reorganization. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Each of the parties hereto agrees to file any and all Tax Returns (as hereinafter defined), in a manner consistent with the qualification of the transaction as a reorganization under Section 368 of the Code.

       1.9    Seller Representative.

              (a) Powers. The Seller and the Principal Shareholders hereby designate James Mueller to serve as representative of the shareholders of Seller (in such capacity, the "Seller Representative") from and after the Closing of the Transaction. The Seller Representative shall have power and authority, on behalf of the shareholders of Seller, (i) to give and receive notices and communications; (ii) to enter into and to authorize distributions to Buyer or Parent pursuant to the Escrow Agreement, where Seller's consent is required, or to object to distributions; (iii) to enter into and to give and receive notices and communications required of him under the Registration Agreement, (iv) to act as the observer contemplated by Section 7.5 below; (v) to agree to, negotiate, defend, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to claims by Buyer, Parent or any other person against Seller or its shareholders, whether under this Agreement, the Escrow Agreement, the Registration Agreement or otherwise; and (vi) to take all actions appropriate in his judgment to accomplish the foregoing or to represent the financial interest of the Seller's shareholders as a group. The identity of the Seller Representative may be changed by the holders of at least sixty percent (60%) of the stock of Seller (determined from the Shareholder Certification) from time to time upon not less than 10 days' prior written notice to Parent. No bond shall be required of the Seller Representative and the Seller Representative shall receive no compensation for his services. Notices or communications to or from the Seller Representative shall constitute notice to or from each of the Seller's shareholders. The Seller Representative shall not be liable for any act done or omitted hereunder as Seller Representative while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be presumptive evidence of such good faith. Parent and Buyer shall have no liability to any shareholder of Seller or otherwise arising out of the acts or omissions of the Seller Representative or any disputes among the shareholders of Seller with respect to the duties of the Seller Representative. Parent and Buyer may rely entirely on their dealings with, and notices to and from, the Seller Representative with respect to matters for which the Seller Representative acts on behalf of the Seller's shareholders.

              (b) Actions of the Seller Representative. A decision, act, consent or instruction of the Seller Representative shall constitute a decision of all the shareholders of Seller for whom shares of Parent Common Stock otherwise issuable to them are deposited with the Escrow Agent or Transfer Agent and shall be final, binding and conclusive upon each shareholder of Seller, and the Escrow Agent, Buyer and Parent may rely upon any decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of each and every such shareholder of Seller. The Escrow Agent, Transfer Agent, Buyer and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Seller Representative.

       (c) Power to Sell Parent Common Stock; Expense Reserve. The parties acknowledge that the Registration Agreement, as defined in Section 10.1(j), provides for a mechanism by which the shareholders of Seller may sell shares of Parent Common Stock pursuant to a registration statement in transactions through a named broker. The Seller Representative may direct the Transfer Agent under the Registration Agreement to establish an "Expense Reserve" from the Parent Common Stock otherwise deliverable to the Seller's shareholders in the following amounts: (i) 50,000 shares of Parent Common Stock shall be set aside in the Expense Reserve at Closing; (ii) up to an additional 20,000 shares of Parent Common Stock otherwise deliverable to Seller's shareholders following the adjustment determinations pursuant to Section 1.2(c) shall be added to the Expense Reserve, in the discretion of the Seller Representative if fewer than 50,000 shares then remain in the Expense Reserve; and (iii) that number of shares of Parent Common Stock otherwise deliverable under Section 1.5 which is necessary, after full depletion of the Expense Reserve, to pay any Expenses which are not covered by the Expense Reserve. "Expenses" are those costs which are paid or incurred by Seller Representative in connection with the liquidation and winding up of Seller or the performance of the Seller Representative's duties on behalf of the Seller's shareholders hereunder or under the Registration Agreement, including (without limitation) any arbitration, settlement, negotiation, or litigation of any matter arising hereunder or thereunder which pursues or defends any interest of such shareholders as a group. During the Restriction Period, the Seller Representative shall have the power to instruct the broker under the Registration Agreement to sell shares out of the Expense Reserve, for the proportionate benefit of the Seller's shareholders, to fund (directly or by reimbursement) any out-of-pocket Expenses not paid through the Cash Reserve. After the Restriction Period, the Seller Representative shall continue to have the power to hold shares in the Expense Reserve and to direct the sale of such shares to pay Expenses as needed from time to time. Once the Earnout Stock computation is finally agreed and settled, the Seller Representative shall pay or provide for any remaining unpaid Expenses out of proceeds from the sale of shares held in the Expense Reserve, and shall cause all excess shares remaining in the Expense Reserve to be distributed to Seller's shareholders pro-rata as their interests shall appear as of that date. Notwithstanding the foregoing, 10% of the net cash proceeds of any sales of shares held in the Escrow Reserve shall be remitted pro-rata to the shareholders, as their interests then shall appear, for the purpose of at least partially covering any income taxes associated with such sales. If any shareholder has duly designated to the Transfer Agent or Seller Representative that proceeds from sales are to be remitted to a lienholder, the 10% cash remittance due that shareholder shall be remitted to such lienholder, but the remaining 90% of such proceeds shall be used to pay

Expenses. The provisions of this Section 1.9(c) shall survive Closing and the termination of the Restriction Period under the Registration Agreement.

                                   Article 2

                          Assumption of Liabilities

       2.1 Assumed Liabilities. Subject to the terms and conditions of this Agreement, the Seller hereby agrees to transfer and assign, and Buyer hereby agrees to assume, pay and perform subsequent to the Closing Date, the following (collectively, the "Assumed Liabilities"): (a) all accrued expenses, accounts payable and other current liabilities reflected on the books and records of Seller as of the date of Closing ("Current Liabilities"), (b) subject to Section 8.16, all notes payable and other indebtedness of Seller for borrowed money (including without limitation the current portion of long-term debt) reflected on the books and records of Seller as of Closing ("Indebtedness"), (c) all obligations of Seller to creditors of the Acquired Subsidiaries under written guarantees executed for their benefit and disclosed in the schedules to this Agreement, (d) all liabilities and obligations of the Seller under the Executory Contracts (provided that such agreements are validly assigned to Buyer on or after the Closing, and in the event such agreements are so assigned after the Closing, Buyer shall assume such liabilities and obligations under such agreements effective as of the Closing), (e) all liabilities and obligations of Seller as the general partner of SevenJTex, under the LPA (as defined in Section 3.2) or otherwise (the "GP Liability"), and (f) those additional liabilities set forth on Schedule 2.1 attached to this Agreement.

       2.2 No Other Liabilities Assumed. Except for the liabilities and obligations of Seller to be assumed by Buyer under Section 2.1, Buyer shall not assume, and Seller shall remain liable for, any and all of Seller's liabilities, obligations, claims and commitments which are not specifically set forth herein as being expressly assumed by Buyer, whether the same are known or unknown, disclosed or undisclosed, existing as of the Closing Date or contingent upon future events or circumstances.

                                   Article 3

    Representations and Warranties of the Seller and Principal Shareholders

       To induce the Buyer and Parent to complete the purchase of the Assets and assumption of the Assumed Liabilities, the Seller and Principal Shareholders hereby jointly and severally represent and warrant to Buyer as follows:

       3.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing as a foreign corporation in the State of Texas. SevenJNev is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. SevenJTex is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Except as set forth on Schedule 3.1, neither Acquired Subsidiary is, nor does the nature or extent of its activities, require it to be, qualified to do business in any jurisdiction other than its state of organization.

       3.2 Constituent Documents. Attached hereto as Schedule 3.2 are true and complete copies, with all amendments to date, of each of the following (collectively, the "Constituent Documents"): (a) the certificate of incorporation of SevenJNev, (b) the bylaws of SevenJNev, (c) the Certificate of Limited Partnership of SevenJTex, (d) the Limited Partnership Agreement of SevenJTex (the "LPA"), (e) the Articles of Incorporation of Seller, and (f) the Bylaws of Seller.

       3.3    Capitalization and Ownership.

              (a) SevenJNev. The authorized capital stock of SevenJNev consists only of 30,000 shares of common stock, par value $1.00 per share. The issued capital stock of SevenJNev consists only of 1,000 shares of such common stock (the "SevenJNev Shares"), all of which are outstanding and none of which are held in treasury. Seller is the only legal and beneficial owner of capital stock or other securities of any kind or class of SevenJNev, and is transferring the SevenJNev Shares to Buyer free and clear of all liens, claims, encumbrances and transfer restrictions, other than restrictions imposed by federal and state securities laws and legends consistent therewith. All of the SevenJNev Shares are fully paid and non-assessable. There is no option, warrant, subscription, put, call or other right, commitment, undertaking or understanding to acquire, or restrict the transfer of, any capital stock or other securities of any kind or class of SevenJNev or any rights, obligations or undertakings convertible into securities of any kind or class of SevenJNev which has been authorized or which is outstanding other than restrictions imposed by federal and state securities laws and legends consistent therewith.

              (b) SevenJTex. The partners of SevenJTex consist solely of Seller, which owns a 1% general partnership interest in SevenJTex (the "GP Interest"), and SevenJNev, which owns a 99% limited partnership interest in SevenJTex (the "LP Interest"). Subject to the terms of the LPA, (i) Seller owns, and is transferring to Buyer, the GP Interest and Seller's related capital account free and clear of all liens, claims, encumbrances and transfer restrictions, and (ii) SevenJTex owns the LP Interest and its related capital account free and clear of all liens, claims, encumbrances and transfer restrictions. Except as expressly contained in the LPA, there is no option, warrant, subscription, put, call or other right, commitment, undertaking or understanding to acquire, or restrict the transfer of, any general or limited partnership interest or other profit participation in SevenJTex.

       3.4    Authorization and Consents.

              (a) Seller has all requisite corporate power and authority to own the Assets, to enter into and to consummate the sale of the Assets contemplated by this Agreement, and otherwise to perform its obligations hereunder. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations hereunder have been duly and effectively authorized and approved by all requisite corporate action of Seller. Assuming the shareholders of Seller approve this Agreement pursuant to the BCL as contemplated by Section 6.5 below, no other corporate or shareholder act or proceeding on the part of Seller is necessary to authorize Seller's performance of its obligations hereunder. This Agreement constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

              (b) Except as disclosed on Schedule 3.4, neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (i) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Assets or any of the properties of the Acquired Subsidiaries under, any term, condition or provision of the Constituent Documents, or any note, bond, mortgage indenture, deed of trust, lease, license, agreement or other instrument or obligation to which Seller or either Acquired Subsidiary is bound, or by which any of them or their respective properties may be bound or affected, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or the Assets, or to either Acquired Subsidiary or its properties. No consent or approval by, notice to or registration with any governmental authority or other third party, other than those disclosed on Schedule 3.4, is required on the part of Seller or either Acquired Subsidiary in connection with the execution and delivery of this Agreement or the consummation by Seller of the sale of the Assets and the other transactions contemplated hereby.

       3.5 Financial Statements. Attached hereto as Schedule 3.5 are true and complete copies of (a) the audited consolidated balance sheets and related audited consolidated statements of income and cash flows as of and for the Seller's fiscal years ended October 31, 1997, 1998 and 1999, together with the auditor's report thereon (collectively, the "Audited Financial Statements"), and
(b) the unaudited consolidated balance sheet and related unaudited consolidated statement of income of Seller as of, and for the six-month period ended, April 30, 2000 (collectively, the "Interim Financial Statements"). The Audited Financial Statements and Interim Financial Statements (i) have been prepared from the books and records of the Seller and Acquired Subsidiaries in accordance with generally accepted accounting principles consistently applied (except that the Interim Financial Statements lack of footnotes and are subject to ordinary year end adjustments), and (ii) fairly present the consolidated financial position and results of operations of the Seller and Acquired Subsidiaries as of the dates thereof and for the periods covered thereby.

       3.6 Absence of Certain Changes or Events. Since October 31, 1999, and except as disclosed on Schedule 3.6, or in the Audited Financial Statements or Interim Financial Statements (including the footnotes attached thereto), or as contemplated by this Agreement, there has not been, with respect to the Seller or either Acquired Subsidiary:

              (a) any material adverse change in its assets, operations, liabilities, earnings, business or condition (financial or otherwise) which is not fully reflected in the Interim Financial Statements;

              (b) any damage, destruction or casualty loss (whether or not covered by insurance) which has been or which can reasonably be expected to have a material adverse effect on its assets, operations, liabilities, earnings, business or condition (financial or otherwise);

              (c) any increase in the compensation payable to any of its directors, officers, employees or agents other than routine increases made in the ordinary course of business consistent with past practice, or any bonus, incentive compensation, service award or other like benefit, granted, made or accrued, contingently or otherwise, to or to the credit of any of such director, officer, employee or agent, or any employee welfare, pension, retirement or similar payment or arrangement made or agreed to with respect to any such director, officer, employee or agent, other than pursuant to the existing plans disclosed on Schedule 3.14;

              (d) any labor controversies or unsettled grievances pending or, to Seller's knowledge, threatened with any of its employees or a collective bargaining organization representing or seeking to represent such employees, or any entrance into any collective bargaining agreement with respect to any such employees;

              (e) any addition to, or modification of, any profit sharing, bonus, deferred compensation, retirement or other employee benefit plan, arrangement or practice described on Schedule 3.14, other than accruals made for fiscal year 2000 in accordance with its normal practices;

              (f) any sale, assignment or transfer (including without limitation any collateral assignment or the granting or permitting of any lien, charge or encumbrance) of any material asset, property or right, or any conducting of its business other than in the ordinary course consistent with past practice;

              (g) any amendment, modification, waiver or cancellation of any material debt owed to, or claim of, Seller or such Acquired Subsidiary, or settlement of any dispute involving any material payment or other obligation due to or owed by Seller or such Acquired Subsidiary to be made or performed after the Closing Date;

              (h) any new borrowing or increase in any existing indebtedness, or the incurrence of any obligation or liability (whether absolute or contingent), other than (i) current liabilities (excluding intercompany debt) incurred in the ordinary course of business, and (ii) borrowings under existing Loan Documents which are itemized in Schedule 3.10;

              (i) any prepayment of principal or interest on any indebtedness for borrowed money;

              (j) any capital expenditure or commitment to make a capital expenditure (exclusive of expenditures for repair or maintenance of equipment in the ordinary course of business) or the execution of any lease or similar arrangement with respect to any aspect of its business, or incurring of liability therefor;

              (k) any incurrence of any extraordinary loss or knowing waiver of any rights of substantial value in connection with an aspect of its business whether or not in the ordinary course of business;

              (l) any cancellation, termination or material amendment of any material contract, agreement, license or other instrument to which it is a party or by which it or any of its properties is bound;

              (m) any lending or advance of money in connection with any aspect of its business, except normal and reasonable expense advances to any employee of Company in the ordinary course of business;

              (n) any direct or indirect declaration, reservation, setting aside or payment of any dividend, distribution or return of capital of any kind, or any split, reverse split, combination, reclassification, repurchase or redemption of any stock or other equity interest;

              (o) any distributions, fees or other payments of any kind to or for the benefit of any officer, director or shareholder of Seller or either Acquired Subsidiary, except only payments of regular salary for services rendered at the salary rate specified for such person in Schedule 3.14;

              (p) any change in its system of accounting employed in preparing the Audited Financial Statements;

              (q) any agreement by, or commitment of, Seller or an Acquired Subsidiary to do or permit any of the foregoing; or

              (r) any other event or condition of any character which, in any one case or in the aggregate, has materially adversely affected, or can reasonably be expected to materially adversely affect in the future, the assets, operations, liabilities, earnings, business or condition of the Seller or either Acquired Subsidiary.

       3.7    Title to Assets; Condition of Equipment.

              (a) Except as set forth in Schedule 3.7, the Seller does not own any real property, leasehold in real property or other interest of any kind with respect to real property.

Schedule 3.7(a) contains a description of all items of tangible personal property owned by Seller or leased by Seller from third parties. The Seller has good and marketable title to all such tangible personal property, free and clear of all liens, security interests, claims and encumbrances other than Permitted Liens.

              (b) SevenJNev does not own any real property, leasehold in real property or other interest of any kind with respect to real property. Schedule 3.7(b) contains a description of all items of tangible personal property owned by SevenJNev or leased by SevenJNev from third parties. SevenJNev has good and marketable title to all such tangible personal property, free and clear of all liens, security interests, claims and encumbrances other than Permitted Liens.

              (c) Schedule 3.7(c) contains a true and complete list of all real property owned by SevenJTex (with an accurate legal description and a description of the buildings and other improvements thereon). Schedule 3.7(c) contains a description of all items of tangible personal property (excluding inventory) owned by SevenJTex or leased by SevenJTex from third parties ("Fixed Assets"). SevenJTex has good and marketable title to all of its owned assets and properties, and has a valid first leasehold interest in all assets and properties leased by it from third parties. Except for Permitted Liens, none of the assets or properties of SevenJTex is subject to any lease, lien, security interest, mortgage, charge, easement or encumbrance, right of first refusal, option or other restriction of any nature whatsoever, nor subject to any pending or, to Seller's knowledge, threatened condemnation proceedings. None of the plants, buildings, structures and appurtenances of SevenJTex or the operation or maintenance thereof as now operated and maintained, contravenes any applicable zoning ordinance or other administrative regulation or violates any restrictive covenant or any provision of law. Except as set forth in Schedule 3.7(c), all of the plants, buildings, structures, appurtenances and Fixed Assets of SevenJTex are in good operating condition, subject to ordinary wear and tear.

       3.8 Inventory. All items of inventory of SevenJTex are priced at the lower of cost on a first-in first-out basis or market, and, if purchased on or before April 30, 2000, were so reflected on the Interim Financial Statements. The inventory reflected on the books and records of SevenJTex is usable or salable in the ordinary course of its business, except only to the extent of the reserves for obsolescence and excess inventory reflected on such books and records. SevenJTex holds no inventory of third parties on consignment and no inventory of SevenJTex is in the possession or control of any other person.

       3.9    Cash and Receivables.

              (a) Set forth on Schedule 3.9(a) are (i) a list of all bank lines, credit arrangements, bank accounts, money market and securities brokerage accounts, and safe deposit boxes maintained by the Seller and each Acquired Subsidiary together with the names of all authorized signatories on each such arrangement or account, and (ii) a list of all certificates of deposit, money market fund investments, other cash equivalents, marketable securities of other persons and investment companies and similar temporary investments.

              (b) All of the accounts receivable of the Seller and each Acquired Subsidiary reflected on the Interim Balance Sheet, and all accounts receivable arising subsequent to the date thereof and prior to the date of this Agreement, (i) represent actual indebtedness incurred by the applicable licensees or account debtors, (ii) have arisen in the ordinary course of the Seller's or such Acquired Subsidiary's business, and (iii) are collectible in the ordinary course of business, except only to the extent of the allowance for doubtful accounts reflected on the books and records of Seller and the Acquired Subsidiaries.

       3.10   Executory Contracts; Absence of Defaults. Except as disclosed on
Schedule 3.10, neither the Seller nor either Acquired Subsidiary (or its assets and properties) is a party to or bound by: (a) any loan agreement, note, mortgage, deed of trust, security agreement, conditional sales agreement, capital lease, guaranty, letter of credit arrangement or other document or instrument reflecting present or contingent indebtedness or for which any of its properties are mortgaged or pledged as collateral (all such items are referred to collectively as the "Loan Documents"); (b) any employment agreement, consulting agreement, sales agency agreement, distributor agreement or other contractual arrangement for its receipt of services or for the sale of its products; (c) any collective bargaining agreement covering any of its employees;
(d) any contract, agreement, lease, license, outstanding bid or offer or other commitment (whether formal or informal, written or oral) calling for the payment or receipt of property or services valued at $10,000 or more (and the aggregate value of all such items described in this clause (d) which are not required to be disclosed on Schedule 3.10 is less than $50,000); or (e) any other contract, agreement, lease, license, outstanding bid or offer or other commitment (whether formal or informal, written or oral), the loss of which would have a material adverse effect on the Seller's or such Acquired Subsidiary's assets, operations, liabilities, earnings, business or condition. Seller has made available for inspection by Buyer a true and complete copy of each agreement, instrument or other document (as amended) referenced or cross-referenced in Schedule 3.10. Except as disclosed on Schedule 3.10, neither the Seller nor either Acquired Subsidiary is in default under any Loan Document, contract, agreement, lease, license, outstanding bid or offer or other commitment (whether formal or informal, written or oral) required to be listed on Schedule 3.10, nor has any event occurred which, upon notice or passage of time or both, will result in such a default. Except as disclosed on Schedule 3.10, all payments required to be made by the Seller or either Acquired Subsidiary pursuant to the Loan Documents on or prior to the date hereof have been paid in full.

       3.11   Intellectual Property.

              (a) Disclosure. Schedule 3.11 identifies each patent or registered Intellectual Property owned by the Seller or either Acquired Subsidiary and pending applications therefor, and each written license agreement (excluding off-the-shelf software license agreements) pursuant to which the Seller or either Acquired Subsidiary have granted to any third party, or received from any third party a grant of, any rights in any of the Intellectual Property which it owns or uses. Each item of Intellectual Property owned or used by the Seller or either Acquired Subsidiary immediately prior to the Closing hereunder will be owned or available for use on identical terms and conditions immediately subsequent to the Closing hereunder. The Seller has made available to the Buyer correct and complete copies of all items required to be identified on Schedule 3.11.

              (b) Adverse Claims. Except as set forth on Schedule 3.11, with respect to each item of Intellectual Property required to be identified therein:

                     (i) Seller and Acquired Subsidiaries possess all right, title and interest thereto, free and clear of any lien, claim, security interest, encumbrance, license or other restriction;

                     (ii) Such Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                     (iii) No action, suit, proceeding, hearing, investigation, written claim or written demand against the Seller or either Acquired Subsidiary is pending or, to the knowledge of Seller is threatened, which challenges the legality, validity, enforceability, use or ownership of such Intellectual Property; and

                     (iv) To the knowledge of the Seller, no party to any license agreement relating thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder.

       (c) Specific Intellectual Property. Without limiting the generality of the foregoing provisions of this Section 3.11:

                     (i) All computer software owned or used by the Seller or either Acquired Subsidiary in its business is either (A) owned free and clear of any claims by persons contributing the development of such software, or (B) validly licensed from third parties on terms which are commercially reasonable and do not require the payment of any royalty, license fee or other charge for the continued use thereof. Schedule 3.11 contains a true and complete list or description of all software used by Seller or either Acquired Subsidiary in the conduct of its business.

                     (ii) All recipes and formulations used by the Seller or either Acquired Subsidiary in the manufacture of its products or in connection with its business are in written form and itemized on Schedule 3.11. Seller has delivered to Buyer a true and complete copy of each such recipe and formulation. All such recipes and formulations are owned by Seller or an Acquired Subsidiary and were developed by employees of Seller or an Acquired Subsidiary, or developed by a consultant under an appropriate work-for-hire agreement set forth in Schedule 3.11, in each case without infringing on the intellectual property rights of any other person.

       3.12   No Violation of Statute, Decree or Order. Except as disclosed on
Schedule 3.12 or Schedule 3.17, neither the Seller nor either Acquired Subsidiary is in default under or in breach or violation of any statute, law, ordinance, decree, order, rule or regulation of any governmental body applicable to it or its properties. The sale of the Assets to Buyer and the consummation of the other transactions contemplated by this Agreement will not constitute or result in any default under or breach or violation of any statute, law, ordinance, decree, order, rule or regulation of any governmental body applicable to Seller or either Acquired Subsidiary or their respective properties.

       3.13 Litigation. Except as listed in Schedule 3.13, there is not, and during the three (3) years preceding the date of this Agreement there has not been, any suit, claim, action, proceeding or governmental investigation against or involving the Seller or either Acquired Subsidiary or its business or properties ("Third Party Litigation") pending; and, to Seller's and the Principal Shareholders' knowledge, there is no Third Party litigation threatened and there is no condition or set of facts which can reasonably be expected to give rise to any Third Party Litigation. There are no decrees, injunctions or orders of any court, administrative or regulatory body, arbitration panel or governmental agency outstanding against the Seller or either Acquired Subsidiary. There is no suit, claim, action, proceeding or governmental investigation now pending or, to Seller's knowledge, threatened against Seller which contests the validity of this Agreement or the ability of the Seller to sell the Assets and to consummate the other transactions contemplated by this Agreement. Seller has delivered to Buyer true and correct copies of all audit response letters received by the Seller for its most recent full fiscal year from legal counsel devoting substantive attention to matters which may result in any liability or obligation of the Seller or either Acquired Subsidiary.

              3.14 Employee Benefit Plans; Recent Employment History. Attached as Schedule 3.14 hereto is a complete list of each "employee welfare benefit plan" as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA") (collectively, the "Employee Welfare Plans"), each "employee pension benefit plan" as defined in Section 3(2) of ERISA (collectively, the "Employee Pension Plans"), and all deferred compensation arrangements in which any employees of the Seller or either Acquired Subsidiary are participants. Each of the Employee Welfare Plans and Employee Benefit Plans is maintained in compliance with the applicable provisions of ERISA, the Code (as defined in Section 3.19) and any other applicable laws. Neither the Seller nor either Acquired Subsidiary contributes, or has any obligation to contribute, to any Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA) on behalf of any of its employees. There is no pending or, to Seller's and the Principal Shareholders' knowledge, threatened action, claim, suit or proceeding by any person or governmental instrumentality concerning any Employee Pension Plan or Employee Welfare Plan. Except as set forth on Schedule 3.14, all payments due from the Seller or either Acquired Subsidiary (on account of employment contracts or otherwise) for Employee Pension Plans and Employee Welfare Plans have been paid for all periods ended on or prior to the Closing Date. Schedule
3.14 contains a true and complete list of the employees of the Seller and each Acquired Subsidiary on the date of this Agreement together with their wage rates and/or salary, which list identifies the plans in which they are entitled to participate and any other employment benefits to which they are entitled. Except as noted on Schedule 3.14, all of such employees are employees at will or for periods not exceeding the frequency of payment whose employment may be terminated without liability for severance or termination pay or any similar payment.

       3.15 Discrimination, Occupational Safety, Labor and Other Statutes and Regulations. Except as disclosed on Schedule 3.15, no person, party or labor organization (including, but not limited to, governmental agencies of any kind) has any claim, action or proceeding pending or, to Seller's and the Principal Shareholders' knowledge, threatened or available to it against the Seller or either Acquired Subsidiary arising out of any statute, ordinance or regulation relating to the payment of wages or benefits, plant closing laws, discrimination in employment, employment practices, immigration, continuation of health insurance benefits or occupational safety and health standards (including, but without limiting the foregoing, any applicable state statutes, the Fair Labor Standards Act, National Labor Relations Act, Title VII of the Civil Rights Act of 1964, as amended, or the Age Discrimination in Employment Act of 1967, as amended). Except as disclosed on Schedule 3.15, there is not presently pending or, to Seller's and the Principal Shareholders' knowledge, threatened any proceeding, hearing or investigation with respect to the adoption by any state, county or municipality where a facility of the Seller or either Acquired Subsidiary, of amendments or modifications to existing local or municipal laws, ordinances, regulations or restrictions with respect to such matters which, if adopted, would have a material adverse effect on its present business or operations. In the three (3) years preceding the date of this Agreement, neither the Seller nor either Acquired Subsidiary has violated, and is presently not in violation of, any rules, regulations or other similar standards of the Occupational Health and Safety Administration.

       3.16 Insurance Policies. Set forth on Schedule 3.16 is a list of insurance policies and bonds in force covering the Seller and each Acquired Subsidiary and their respective properties, operations and personnel. Upon request, each of said policies, together with all records and documents relating to insured losses and claims (other than under any group health insurance policy) paid or made during the past three years will be made available to Buyer for its review. Unless otherwise disclosed on Schedule 3.16, all such policies are in full force and effect, neither the Seller nor either Acquired Subsidiary is in default of its obligations thereunder, and no insurer has given notice of cancellation, any material increase in premiums or any material reduction of coverage. Schedule 3.16 contains a true and complete list of all worker's compensation claims which are pending or which have been settled under terms which obligate the Seller, either Acquired Subsidiary or any insurer to make future payments in respect of claims.

       3.17   Environmental Matters.

              (a) Except as disclosed on Schedule 3.17, no person or party (including, but not limited to, governmental agencies of any kind) has asserted any claim, or to Seller's knowledge has any basis for any action or proceeding, against the Company relating to any Environmental Matter, and the Seller has not received oral or written notice of, nor does Seller have reason to believe there is, any existing or pending violation, citation, claim or complaint relating to the business of the Seller or either Acquired Subsidiary or any facility now or previously owned or operated by any of them arising under the Resource Conservation and

Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Federal Water Pollution Control Act (Clean Water Act), the Clean Air Act, the Powerplant and Industrial Fuel Use Act of 1978, the National Environmental Policy Act (Environmental Impact Statement) and antipollution, waste control and disposal and environmental "clean-up" provisions of similar statutes of any federal, state or local governmental authorities, and all regulations and standards enacted pursuant thereto and all permits and authorizations issued in connection therewith (collectively, "Environmental Matters"). Schedule 3.17 sets forth all Environmental Matters and all such violations, citations, claims and complaints.

              (b) Except as set forth in Schedule 3.17, no underground tanks are now or have been located at any facility now or previously owned or operated by the Seller or either Acquired Subsidiary. Except as set forth in Schedule 3.17, no toxic or hazardous substances have been generated, treated, stored, disposed of on or from or otherwise deposited in or on, located at or allowed to emanate from any such facility (irrespective of whether such substances remain at the facility or were transferred to or otherwise disposed of off site), including, without limitation, the surface waters and subsurface waters thereof, which may support a claim or cause of action under any federal, state or local environmental statutes, ordinances, regulations or guidelines.

              (c) Seller has delivered to Buyer a true and complete copy of each environmental assessment, appraisal, study, compliance report, or other document of any kind in the possession of Seller or either Acquired Subsidiary which relates to the environmental condition of any present or former facility of an Acquired Subsidiary. Unless otherwise disclosed on Schedule 3.17, Seller is not aware of any other assessment, appraisal, study, compliance report, or other document of any kind that has been prepared in the last ten (10) years with respect to any such facility. Seller has never applied for and been denied environmental impairment coverage relating to any present or former facility of an Acquired Subsidiary.

       3.18 Licenses and Permits. Schedule 3.18 contains a listing of all licenses, franchises, permits (including without limitation environmental permits) and other governmental authorizations held by the Seller or either Acquired Subsidiary. All of such licenses, franchises, permits and governmental authorizations are in full force and effect, and there is no basis for any governmental body to deny or rescind any such license, franchise, permit or governmental authorization. The respective businesses of the Seller and each Acquired Subsidiary as presently conducted do not require any other license, franchise, permit or other governmental authorization from any governmental body, whether federal, state, local or foreign.

       3.19   Taxes.

              (a)    Definitions. For purposes of this Agreement:

                     (i) the term "Code" shall mean the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

                     (ii) the term "Group" shall mean, individually and collectively, (A) Seller, (B) each Acquired Subsidiary, and (C) any individual, trust, corporation, partnership, limited liability company or any other entity as to which either Acquired Subsidiary is or may be liable for Taxes incurred by such individual or entity as a partner or member or as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of Federal, territorial, state, local or foreign law or regulations.

                     (iii) the term "Returns" shall mean, collectively, all reports, declarations, estimates, returns, information statements, and similar documents relating to, or required to be filed in respect of, any Taxes, including information returns or reports with respect to backup withholding or other payments to (or from) third parties, and the term "Return" means any one of the foregoing Returns.

                     (iv) the term "Taxes" shall mean (A) all taxes measured with respect to net income, gross income, gross receipts or taxable income, and all sales, use, ad valorem, transfer, franchise, profits, license, registration, lease, service, service use, withholding, employment, payroll, excise, severance, stamp, occupation, environmental, premium, property, windfall, profits, customs, duties, and other taxes, fees, assessments or charges of any kind whatever, together with any interest, penalties and other additions with respect thereto, imposed by any Federal, territorial, state, local or foreign government; (B) any penalties, interest, or other additions to tax for the failure to collect, withhold, or pay over any of the foregoing, or to accurately file any Return; and (C) other taxes, fees, assessments and charges of the same or of a similar nature to any of the foregoing, and the term "Tax" mean any one of the foregoing Taxes.

                     (b)    Returns Filed and Taxes Paid. Except as set forth in
Schedule 3.19, (i) each of Seller, the Acquired Subsidiaries and Group has duly filed or caused to be filed, in a timely manner, with the appropriate taxing authorities, all Returns required to be filed on or before the date hereof; (ii) each such Return is true, correct, and complete in all material respects; and,
(iii) all Taxes due with respect to, or shown to be due on, Returns (or in respect of subsequent assessments with regard thereto), have been timely paid, or an adequate reserve has been established therefor in the Interim Financial Statements. Seller has delivered to Buyer true copies of the federal, state and local income, sales, use and employment tax Returns (and amended Returns, revenue agents' reports, and other notices from state taxing authorities) of Seller and each Acquired Subsidiary for the last four taxable years.

                     (c) Tax Reserves and Tax Liabilities. The amount of Group's liability for unpaid Taxes for all periods ending on or before the date of the Interim Balance Sheet does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), as such accruals are reflected on the Interim Balance Sheet, and the amount of Group's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), as such accruals are reflected on the books and records of Seller on the Closing Date. No other Taxes or amounts in respect of Taxes for which Company is or becomes liable, whether to taxing authorities (as, for example, under law), or to other persons or entities (as, for example, under tax allocation agreements), are due or payable with respect to any taxable periods or portions of periods ending on or before the date hereof. Neither the Seller nor either Acquired Subsidiary is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or distribution agreement, except as otherwise set forth in Schedule 3.19.

                     (d) Audit History. Except as set forth in Schedule 3.19, there are no pending or, to Seller's and the Principal Shareholders' knowledge, threatened audits, investigations, claims, proposals or assessments for or relating to any material liability in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that could result in any additional amount of Taxes. No audit of Federal, state or local Returns for Taxes by any relevant taxing authority has been conducted for any Tax period beginning after December 31, 1996. Except as set forth in
Schedule 3.19, no extension of a statute of limitations relating to Taxes is in effect.

                     (e) Claims. Except as set forth in Schedule 3.19, no claim has ever been made by any authority in any jurisdiction where the Seller or the Group does not file Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the Seller's or the Group's assets that have arisen in connection with any failure (or alleged failure) to pay any Taxes. The Seller and the Group have no knowledge of any basis for the assertion of any claim which, if adversely determined, would result in liens on any of the Seller's or the Group's assets relating to Taxes.

                     (f)    Tax Elections.

                     (i) Except as set forth in Schedule 3.19 or as reflected in Seller's consolidated federal income tax Returns, there are no material elections with respect to Taxes affecting Seller or either Acquired Subsidiary as of the date hereof.

                     (ii) No member of the Group: (A) has agreed to make any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise; (B) has made an election, or is required, to treat any of its assets as owned by another person for Federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the Code; (C) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will not be deductible under section 280G, 162, or 404 of the Code; (D) has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable periods specified in section 897(c)(1)(A)(ii) of the Code; (E) has violated any of the COBRA continuation coverage requirements set forth in section 4980B of the Code; (F) has failed to disclose on its federal income Tax Return all positions taken therein that could give rise to substantial understatement of federal income Taxes within the meaning of section 6662 of the Code; or (G) holds, or has acquired, any "section 197 intangible" within the meaning of section 197(c) of the Code that is not amortizable in the hands of such member by reason of having been acquired by such member pursuant to the nonrecognition transactions described in section 197(f)(2)(B) of the Code or the anti-churning rules of section 197(f)(9) of the Code and the regulations thereunder.

                     (g) Miscellaneous. SevenJTex has been properly classified as a partnership for all federal and state income Tax purposes for all periods since its inception, and SevenJTex has never realized any income that is subject to Tax at the SevenJTex level by any state or other jurisdiction that imposes a Tax on the gross receipts income, net income or taxable income of a business. Since its inception, SevenJTex has never had any partners other than SevenJNev and Seller. Except as otherwise set forth in Schedule 3.19, (A) the net carrying value of all assets of the Acquired Subsidiaries are equal in all material respects to the adjusted bases of those assets for federal income tax purposes; (B) except as part of the Group, SevenJNev has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code; and (C) except as part of the Group, neither Acquired Subsidiary has ever been a member of any combined, consolidated, or unitary group for state income or franchise tax purposes, or is required to file combined, consolidated, or unitary Returns for state income or franchise tax purposes. The transactions contemplated by this Agreement are not subject to the Tax withholding provisions of Code section 3406, or of subchapter A of Chapter 3 of the Code, or of any other comparable provision of law.

       3.20 Subsidiaries and Investments. Except for Seller's ownership of the SevnJNev Stock and the GP Interest in SevenJTex, and SevenJNev's ownership of the LP Interest in SevenJTex, neither the Seller nor either Acquired Subsidiary has any subsidiary or holds any equity or debt security, profit participation or other interest in any other corporation, partnership, limited liability company, joint venture or other business enterprise.

       3.21 Corporate Minutes and Stock Transfer Records; Stock Ownership. Seller has furnished to Buyer for review the corporate minutes of the Seller and SevenJNev, in each case which are current, complete and correct and which contain a complete and accurate record of all actions taken by their respective Boards of Directors and shareholders. Seller has furnished to Buyer for review the stock ledger and stock records of the Seller and SevenJNev, which are current, complete and correct and which accurately reflect all transactions involving equity securities of each corporation and any options, warrants, and other securities exercisable for or convertible into equity securities of either corporation. Schedule 3.21 contains a true and complete list of the shareholders of Seller and the holders of any outstanding option, warrant, convertible instrument or other security or right exercisable for or convertible into stock of

Seller, with the current state of residence of each such holder as far as is known to Seller. No more than 35 of such holders is not an "accredited investor" for purposes of Regulation D under the Securities Act of 1933, as amended. SevenJTex does not maintain its own records of the actions taken by Seller on behalf of SevenJTex as its general partner, and no formal actions have been taken by its limited partner.

       3.22 Suppliers and Customers. Schedule 3.22 contains, with respect to the most recent fiscal year, a true and complete list of the ten largest suppliers and customers (in dollar volume) of SevenJTex. SevenJTex has not received any oral or written indication from any of such suppliers or customers of an intention to terminate or adversely modify its relationship with SevenJTex.

       3.23 Transactions With Affiliates. Except as disclosed on Schedule 3.23, in the last three full fiscal years, neither the Seller, either Acquired Subsidiary, or any Principal Shareholder, officer, director, or employee of Seller or either Acquired Subsidiary (a) has had any direct or indirect interest, except through ownership of less than two percent (2%) of the outstanding securities of corporations listed on a national securities exchange or registered under the Securities Exchange Act of 1934, in any entity which does business or competes with SevenJTex or in any property, asset or right which is used by SevenJTex in the conduct of its business, or (b) has been a party to any transaction with SevenJTex relating to any aspect of its business, including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing or services, by, (ii) providing for lease, management, rental or purchase or real or personal property to or from, or (iii) otherwise requiring payments to (other than for services as employees, officers or directors) any such person, any member of the immediate family of any such person or any corporation, partnership, limited liability company, trust or other entity in which any such person has a substantial interest or is an officer, director, partner or trustee.

       3.24 Assurances Regarding Tax Matters. To induce Buyer to enter into this Agreement and to complete the Transaction, the Seller and Principal Shareholders hereby jointly and severally warrant that:

              (a) Liquidation. Immediately after the transfer of Assets contemplated by Section 1.1, Seller will cease engaging in any business activities, except for paying its liabilities, and will immediately liquidate and distribute all Parent Common Stock and rights thereto received or receivable in the Transaction and any other Assets not transferred to Buyer pursuant to this Agreement, provided that Seller may, in its discretion, establish a liquidating trust, having a term of less than three years, reserving a reasonable fund for the purpose of satisfying obligations owed to creditors of Seller with unliquidated claims, provided that such trust is treated as such for federal income tax purposes.

              (b) Continuity. Pursuant to the Transaction, Seller will transfer to Buyer at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Seller immediately prior to the Transaction. For the purpose of determining the percentage of Seller's net and gross assets acquired by Buyer pursuant to the Transaction, the following assets will be treated as assets held by Seller immediately prior to the Transaction: (i) assets disposed of by Seller prior to the Transaction and in contemplation thereof; (ii) assets used by Seller to pay shareholders perfecting dissenters' rights or other expenses or liabilities incurred in connection with the Transaction; (iii) assets used by Seller to pay the expenses of entering into the Transaction; and (iv) assets used to make payments in respect of stock of the Seller or warrants or other rights to acquire such stock (including payments treated as such for Tax purposes) that are made in contemplation of the transaction or that are related thereto.

Seller shall certify these facts and warranties as of Closing as reasonably requested by Thompson Coburn LLP.

       3.25 No Broker. No person, firm or corporation other than Wedbush Morgan Securities has acted in the capacity of broker, advisor, investment banker or finder on behalf of Seller to bring about the negotiation or consummation of this Agreement or the purchase of any of the Assets.

       3.26 Accuracy of Statements. Neither this Agreement nor any Schedule hereto nor any certificate furnished by Seller or the Principal Shareholders to Buyer in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, information furnished by Seller for use by Parent in any proxy statement or offering memorandum used in connection with obtaining the approval of the Seller's shareholders for the Transaction and other matters contemplated hereby) contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

                                   Article 4

              Representations and Warranties of Buyer and Parent

       Buyer and Parent hereby jointly and severally represent and warrant to the Seller as follows:

       4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

       4.2 Authorization and Consents. Each of Buyer and Parent has all requisite corporate power and authority to own or lease and use its properties and assets, to carry on its business as proposed to be conducted, to own enter into and to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder. Upon approval of this Agreement by the Board of Directors of Parent, the execution, delivery and performance of this Agreement by Buyer and Parent shall have been duly and effectively authorized and approved by all requisite corporate action of Buyer and Parent, and no other corporate or shareholder act or proceeding on the part of either Buyer or Parent shall be necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement constitutes a valid and legally binding obligation of the Buyer and Parent, enforceable against each of them in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Buyer or Parent with any of the provisions hereof will violate or conflict with any of the terms, conditions or provisions of the Certificate or Articles of Incorporation or Bylaws of Buyer or Parent, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or Parent. Except as set forth in Schedule 4.2, no consent or approval by, notice to or registration with any governmental authority or other third party is required on the part of the Buyer or Parent in connection with the execution and delivery of this Agreement or the consummation by Buyer or Parent of the transactions contemplated hereby.

       4.3 Parent Common Stock. All shares of Parent Common Stock to be issued to the shareholders of Seller pursuant to this Agreement at the Closing or thereafter are and shall be duly authorized, validly issued, fully paid and non-assessable.

       4.4 Information Regarding Parent. Buyer has delivered or made available to Seller true and complete copies of all reports filed by Parent with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act within the last two (2) years, commencing with its Annual Report on Form 10-SB, as amended. To the best of Parent's knowledge and belief, none of the foregoing reports, nor any other filing made by Parent with the SEC, contained, at the time thereof, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

       4.5 Litigation. Except as set forth on Schedule 4.5, there are no actions, suits, proceedings, claims, investigations or inquiries of any kind pending or, to the knowledge of Buyer and Parent, threatened against Buyer or Parent before any court, commission, agency or other administrative or judicial authority which could have a material adverse effect on the financial condition, results of operations, assets, liabilities or business of Buyer or Parent. Neither Buyer nor Parent is the subject of any judicial or governmental order or decree, other than those of general application.

       4.6 Parent Financial Statements. Parent's audited financial statements as at December 31, 1999 contained in its Form 10-KSB, and Parent's unaudited financial statements as at March 31, 2000 contained in its Form 10-Q SB (collectively, the "Parent Financial Statements") are true and complete copies of such statements. The Parent Financial Statements, taken together with the other disclosures in those filings, present fairly in all material respects the consolidated financial position and consolidated results of operations of Buyer as of the respective dates and for the respective periods indicated, and have been prepared in conformity with generally accepted accounting principles applied on a basis consistent (except as otherwise noted) with prior periods, except that the unaudited statements lack full footnote disclosures and are subject to year end adjustment. Since December 31, 1999, there has been no material adverse change in the financial condition, results of operations, assets, liabilities or business of Parent and its subsidiaries, taken as a whole.

       4.7 Transactional Approvals. Except as set forth on Schedule 4.7, no approval, authorization, order, license, permit, franchise or consent of, or registration, qualification or filing with, or notice to, any judicial or governmental agency or authority, or any other person or entity, is required in connection with the execution, delivery or performance by Buyer and Parent of this Agreement.

       4.8 Assurances Regarding Tax Matters. To induce Seller and the Principal Shareholders to enter into this Agreement, Parent and Buyer hereby represent and warrant that:

              (a) Prior to the Closing, Parent will be in control of Buyer, i.e., will own at least 80 percent of the total combined voting power of all classes of Buyer stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Buyer stock ("Control").

              (b) Following the Closing, Buyer shall not issue additional shares of its stock that would result in Parent losing Control of the Buyer.

              (c) Following the Closing, Buyer shall continue the historic business of Seller or use a significant portion of Seller's business assets in a business.

Parent and Buyer shall certify these facts and warranties as of Closing as reasonably requested by Thompson Coburn LLP.

       4.9 Litigation. There is no suit, claim, action, proceeding or governmental investigation now pending or, to Buyer's and Parent's knowledge, threatened against Buyer or Parent which contests the validity of this Agreement or the ability of the Buyer or Parent to consummate the transactions contemplated by this Agreement.

       4.10 No Broker. Except for Wedbush Morgan Securities, no person, firm or corporation has acted in the capacity of broker, advisor, investment banker or finder on behalf of the Buyer or Parent to bring about the negotiation or consummation of this Agreement, the sale of the Parent Common Stock or the purchase of the Assets of Seller.

       4.11 Accuracy of Statements. Neither this Agreement nor any Schedule hereto nor any certificate furnished by Buyer or Parent to Seller or the Principal Shareholders in connection this Agreement or any of the transactions contemplated hereby (including, without limitation, information furnished in any proxy statement or offering memorandum used in connection with obtaining the approval of the Seller's shareholders for the Transaction and other matters contemplated hereby, but excluding information furnished by Seller) contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

                                  Article 5

                           Closing and Closing Date

       The closing of the transactions contemplated by this Agreement ("Closing") shall take place at the office of Thompson Coburn LLP, One Firstar Plaza, St. Louis, Missouri, commencing at 9:00 a.m. local time on July 17, 2000 (the "Closing Date"), or at such other time and place as the Seller and Buyer shall agree in writing. To the extent conditions to Closing have not been fulfilled or waived as of the scheduled Closing Date, the Closing Date shall automatically be extended to the first business day after which such conditions have been satisfied or waived on or before July 29, 2000.


                                   Article 6

                              Covenants of Seller

       6.1 Conduct of Business. The Seller and the Principal Shareholders hereby covenant, warrant and agree that from the date hereof to the Closing Date, except for transactions which are expressly approved in writing by the
Buyer:

              (a) Neither the Seller nor either Acquired Subsidiary shall subject any of the Assets or other properties to any lien, charge or encumbrance of any kind, except in the ordinary course of business and for Permitted Liens;

              (b) Neither the Seller nor either Acquired Subsidiary shall sell, assign, transfer or otherwise dispose of any of the Assets or its properties, except inventory held for sale in the ordinary course of business and tangible personal property being replaced in the ordinary course of business;

              (c) Neither the Seller nor either Acquired Subsidiary shall modify, amend, alter or terminate (whether by written or oral agreement, or any manner of action or inaction) any of the Executory Contracts or any of the Constituent Documents, except in the ordinary course of business for reasonably equivalent consideration;

              (d) Neither the Seller nor either Acquired Subsidiary shall make any material change in the number of its employees or any change in their compensation or benefits which is outside of the ordinary course of business;

              (e) Neither the Seller nor either Acquired Subsidiary shall declare or pay any dividend, distribution or other return of capital to its partners or shareholders; and

              (f) Neither the Seller, either Acquired Subsidiary nor any Principal Shareholder shall negotiate, discuss, solicit or contract with any person (except Buyer and its designees) with respect to a transaction involving the sale of any of the assets or stock (whether or not outstanding) of, or other equity interests in, the Seller or either Acquired Subsidiary; provided that Seller may, without the Buyer's approval, (i) issue its common stock pursuant to the exercise of any option disclosed in this Agreement, including the Schedules hereto, and (ii) issue its common stock in connection with the resolution of any disputes between Seller and holders of any class of Seller's stock, or any security convertible into or exercisable for Seller's stock.

       6.2 Affirmative Covenants. The Seller and the Principal Shareholders hereby covenant, warrant and agree that from the date hereof to the Closing Date, unless otherwise expressly approved in writing by the Buyer:

              (a) The Seller and the Acquired Subsidiaries shall keep their respective properties continuously insured in amounts and with coverage at least as great as the amounts and coverage in effect on the date of this Agreement;

              (b) The Seller and the Acquired Subsidiaries shall maintain and use diligent efforts to preserve their possession and control of their respective properties consistent with past practice, and shall use diligent efforts to keep in faithful service their respective employees and to preserve the goodwill of customers, suppliers and others having business relations with them;

              (c) The Seller and the Acquired Subsidiaries shall maintain their books, accounts and records in a manner consistent with past practice;

              (d) The Seller and the Acquired Subsidiaries shall allow, at all reasonable times, Buyer's employees, attorneys, auditors, accountants and other authorized representatives, reasonable full access to the land, plants, properties, books, records, documents and correspondence of the Seller and each Acquired Subsidiary, in order that Buyer may have full opportunity to make such investigation as it may desire of their respective businesses;

              (e) The Seller and each Acquired Subsidiary shall comply with all laws applicable to them or to the conduct of their respective businesses, and shall use diligent efforts to conduct their businesses in such a manner so that on the Closing Date the representations and warranties contained in this Agreement shall be true as though such representations and warranties were made on and as of such date;

              (f) The Seller shall provide Buyer with prompt written notice of (i) any material adverse change the Assets, properties, liabilities, earnings, business or condition (financial or otherwise) of the Seller or either Acquired Subsidiary, and (ii) any event or circumstance which causes, or can reasonably be expected to cause, any of the representations and warranties in
Article 3 to be inaccurate;

              (g) The Seller shall deliver its regularly prepared monthly financial statements to Buyer promptly following completion thereof, and in any event no later than 45 days after the end of each month; and

              (h) The Seller and Principal Shareholders shall use diligent efforts (i) to obtain such consents from third parties as may be required in order to fulfill the conditions to Closing which are reasonably within Seller's or the Principal Shareholders' control, and (ii) to cause the representations and warranties in Article 3 to be true and correct on the Closing Date.

       6.3 Clearance Certificates. On or prior to the Closing Date, the Seller shall deliver to Buyer such clearance certificates or similar document(s) of any state taxing authority that Buyer shall reasonably designate, in order to relieve Buyer of any duty to withhold any portion of the consideration payable pursuant to this Agreement.

       6.4 No Solicitation. From the date hereof until the Closing or the valid termination of this Agreement, Seller and the Principal Shareholders shall not, directly or indirectly, through any officer, director, agent or representative (including without limitation investment bankers, attorneys, accountants and consultants) solicit, initiate or further the submission of proposals or offers from negotiate with or enter into any agreement with, any firm, corporation, partnership, association, group (as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934 (the "Exchange Act")) or other person or entity, individually or collectively, other than Buyer (a "Third Party"), relating to any direct or indirect acquisition or purchase of all or substantially all of the assets of, or any equity interest in, Seller or either Acquired Subsidiary, or any merger, consolidation or business combination with Seller or either Acquired Subsidiary.

       6.5 Shareholders Meeting. Promptly following the execution of this Agreement, the Seller will duly call, give notice of, and convene and hold a special meeting of shareholders on or before July 17, 2000, for the purpose of, among other things, considering the approval of the Transaction as set forth in this Agreement and resolving to dissolve the Seller under the BCL. The Seller will, through its Board of Directors, recommend to its shareholders adoption or approval of such matters, as the case may be, shall use all reasonable efforts to solicit such approvals by its shareholders and shall not withdraw such recommendation. Each Principal Shareholder agrees to attend such meeting and any adjournment thereof and to vote all shares owned or controlled by such Principal Shareholder in favor of the Transaction and the dissolution of Seller.

       6.6 Representation Letters; Residency. Concurrently with their execution of this Agreement, each Principal Shareholder shall execute and deliver to Parent a Representation Letter in the form attached as Exhibit C.

       6.7 Employees. Effective as of Closing, Seller shall release all of its employees from their employment with Seller, in order that Buyer may extend offers of employment to such employees as Buyer shall deem appropriate. Prior to Closing, Seller shall make its employees available to, and otherwise shall cooperate with, Buyer in connection with the Buyer's interview process.

       6.8    Tax Matters.

              (a) The Seller shall, at the Seller's expense, timely prepare and file (or cause to be prepared and filed) with the appropriate Tax authorities all Returns for the Seller and the Group for all taxable periods ending on or before the Closing and the portion ending on the Closing of any taxable period that includes (but does not end on) such day (the "Pre-Closing Tax Period") whether such Returns are required to be filed on or before or after the Closing; and the Seller shall pay all Taxes due prior to the Closing with respect to all such Returns. All Returns filed by the Seller or the Group pursuant to the preceding sentence shall be prepared using accounting methods that were used in preparing the relevant Returns for prior taxable periods and in a manner which does not have the effect of distorting Taxes due for any such period. All such Returns shall be made available to Buyer for review a reasonable period of time prior to filing.

              (b) To the extent not prepared and filed by the Seller or Group, Buyer, consistent with past practice of the Seller and the Group, shall timely prepare and file (or cause to be prepared and filed) with the appropriate Tax authorities, at Seller's or the Principal Shareholders' expense, all Returns for the Seller and Group that the Seller or Group is required to file prior to the Closing for any Pre-Closing Tax Period, and, to the extent not required to be paid prior to the Closing as described in this Section 6.8(a), shall cause the Seller or Principal Shareholders to pay all Taxes due with respect thereto (to the extent the Buyer is liable therefor); and provided further, if any such Return will cause the Principal Shareholders to incur any obligation to indemnify Parent in accordance with Section 11.1 hereof, Buyer shall provide the Principal Shareholders with copies of such returns within a reasonable time prior to filing and shall provide the Principal Shareholders a reasonable opportunity to comment thereon. Buyer and the Principal Shareholders shall attempt in good faith mutually to resolve any disagreements regarding such Returns prior to the due date for filing thereof.

              (c) As soon as practicable, but in any event within 15 days after a request of a party to this Agreement (the "Requesting Party"), from and after the Closing, the other parties shall use all reasonable efforts to cooperate with the Requesting Party and to deliver to the Requesting Party such information and data concerning the Pre-Closing operations of the Seller and the Group as it shall have and shall use all reasonable efforts to make available such knowledgeable persons as may be requested in order to enable the Requesting Party to complete and file all Returns which it may be required to file or to respond to audits by any taxing authorities with respect to such period. Such cooperation and information shall include provision of powers of attorney for the purpose of signing Returns and defending audits of the Seller and the Group and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any taxing authority which relate to the Seller and the Group and providing copies of all relevant Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any taxing authority and records concerning the ownership and tax basis of property of the Seller and the Group.

              (d) All Tax sharing or Tax indemnity agreements to which the Seller or the Group is a party shall be terminated prior to the Closing.

              (e) In the event the Seller or Buyer receive notice of any audit, examination, proceeding or litigation with respect to any Tax for any Pre-Closing Tax period which will or may result in the Seller or the Principal Shareholders incurring any indemnity obligation pursuant to Section 11.1 hereof (a "Tax Contest"), Buyer shall immediately notify the Principal Shareholders of such Tax Contest at such time and in such manner as will enable the Principal Shareholders to exercise the rights created hereunder, provided that any failure or delay in providing such notice shall not limit the obligations of the Principal Shareholders to indemnify Buyer under this Agreement if such failure or delay does not have a material adverse affect on the ability of the Principal Shareholders to exercise the rights granted herein. The Principal Shareholders, shall assume the responsibility of conducting any audit, examination, proceeding or litigation with respect to any Tax (a "Tax Contest") involving a Tax Return for a period which ends prior to the Closing if the Principal Shareholders would be liable, or obligated to reimburse Buyer, for any Taxes determined to be due as a result of the Tax Contest, and Buyer shall have the responsibility, at its expense, for conducting any other Tax Contest. The Principal Shareholders and Buyer shall keep the other informed with respect to all matters relating to any Tax Contest. Notwithstanding the foregoing, if any issue raised in a Tax Contest would have a material adverse impact on the party other than the one responsible for conducting such Tax Contest, such other party shall be entitled, at its expense, to participate in such Tax Contest and such Tax Contest shall not be settled, compromised or otherwise conceded without the written consent of both parties, which consent shall not be unreasonably withheld. Each of the Principal Shareholders and Buyer agree to cooperate fully and in good faith in the conduct of any Tax Contest. Any expenses of the Principal Shareholders which are attributable to that portion of any Tax Contest for which the Principal Shareholders are ultimately required to indemnify Parent pursuant to Section
11.1 hereof shall be treated as part of the loss incurred by Buyer for which it is entitled to indemnification.

       6.9 Certain Environmental Matters. Included on Schedule 3.17 to this Agreement is a list of environmental issues being addressed by Seller, and it is anticipated that such environmental issues shall continue to be addressed by the Buyer or Acquired Subsidiaries after the Closing. Buyer accepts the risk that the aggregate expense associated with the resolution of such issues (including any fines or penalties for noncompliance through periods prior to Closing) will be up to $25,000. To the extent the resolution of such issues requires incurring expense greater than $25,000, such excess shall result in a reduction of purchase price for the Assets, to be effected by offset against the amount of Parent Shares otherwise distributable under Section 1.2(c)(ii) above, and the Buyer shall be entitled to instruct the Escrow Agent to return shares of Parent Stock to Buyer in order to effect such reduction. To the extent such environmental issues have not been resolved by the date of the distribution from escrow pursuant to Section 1.2(c)(ii) above, then the Buyer and Seller Representative shall jointly instruct the Escrow Agent to withhold 25,000 Parent Shares (or such lesser amount as Buyer and Seller Representative, acting in good faith, shall jointly approve as being a reasonable estimate of that the aggregate remaining expense of resolving such issues) pending resolution of such issues. Thereafter, Buyer shall be entitled (a) to instruct the Escrow Agent to return to Buyer shares of Parent Stock, and/or (b) to offset its unrealized purchase price reduction against the Earnout Stock otherwise deliverable under
Section 1.5. Any such shares retained by Escrow Agent under this Section and not to be returned to Buyer in reduction of the purchase price under this Section shall be distributed by Escrow Agent for the benefit of the Seller Shareholders promptly following resolution of such environmental issues, and in no event later than the time for the distribution under Section 1.2(c)(iii) above. No further reserve of Parent Shares shall be made for estimated expenses of resolving any then unresolved environmental issues. All offsets and distributions of Parent Stock and Earnout Stock under this Section shall be at a value of Three Dollars ($3.00) per share, subject to adjustment as set forth in Section 1.7.

                                   Article 7

                         Covenants of Buyer and Parent

       Buyer and Parent hereby jointly and severally covenant, warrant and agree as follows:

       7.1 Confidentiality of Information. Prior to the Closing Date, Buyer, Parent and their employees, agents, auditors, attorneys and other authorized representatives shall not, without the prior written consent of the Seller, communicate or divulge to any person or entity or use for its benefit any information, other than information becoming public other than by action of the Buyer or Parent, concerning any confidential business information possessed, owned or used by the Seller or the Acquired Subsidiaries that may be communicated to, acquired by or learned by Buyer and Parent pursuant to this Agreement or their investigations contemplated hereby.

       7.2    Consents. Buyer and Parent shall use their reasonable best efforts
(i) to obtain such consents from third parties as may be required in order to fulfill the conditions to Closing which are reasonably within their control, and
(ii) to cause the representations and warranties in Article 4 to be true and correct on the Closing Date.

       7.3 Blue Sky Approvals. Parent shall use its best efforts to take such steps as may be required and complete all filings to obtain approvals required under state securities or "blue sky" laws of the states of residence of the shareholders of Seller for the issuance of the Parent Common Stock in connection with the Transaction.

       7.4 Rule 144. Parent will use commercially reasonable efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder to the extent required from time to time to enable each shareholder of Seller to sell Parent Common Stock without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 or (b) any similar rule or regulation hereinafter adopted by the SEC. If any Parent Common Stock is disposed of in accordance with Rule 144 under the Securities Act, Parent may require that each shareholder disposing of such shares shall deliver to Parent at or prior to the time of such disposition an executed copy of Form 144 (if required by Rule 144) and such other documentation as Parent reasonably requires in connection with such disposition.

       7.5 Observer Rights. For a period of one (1) year after the Closing, a representative of the shareholders of Seller (initially Scott Underwood) shall be entitled to attend regularly scheduled meetings of the Board of Directors of Parent as an observer (or to designate an alternate acceptable to Parent, if he is unavailable), provided such representative (and any alternate) shall execute such documents as the Parent shall reasonably require to assure the confidentiality of matters discussed and materials distributed during such meetings. Attendance by conference telephone shall be permissible only if the meeting is to be conducted in such manner according to the notice of meeting. It is understood that such documents shall prohibit the disclosure of nonpublic information concerning Parent and its subsidiaries to the shareholders of Seller.

       7.6 Operations After Closing. From the date of the Closing through the end of the Measuring Period, Buyer shall, and Parent shall cause Buyer to, (a) operate the business comprised of the Assets in the ordinary course of business in a manner no less diligent than Seller's past practice, and (b) maintain separate accounting records with respect to such business, in order for the parties to accurately compute the EBITDA of Buyer as required by Section 1.5 above. After the Closing, any transactions between Buyer, on the one hand, and Parent or any subsidiary or affiliate of Parent, on the other hand, shall be on terms not materially less favorable to Buyer than can be obtained in transactions between Buyer and a third party not affiliated with Parent. Specifically, and without limiting the generality of the foregoing, Parent shall not permit the transfer of any products or product lines of Seller out of Buyer without appropriately crediting Buyer with the income from such products or product lines or as otherwise agreed by Parent and the Seller Representative.

       7.7 Sales Representatives. Without limiting in any way the right of Buyer or either Acquired Subsidiary to terminate the employment of any person in the ordinary course of Buyer's business, the Buyer shall cause the Acquired Subsidiaries following the Closing to continue the employment of the existing sales representatives identified on Schedule 7.7 attached to this Agreement, and shall empower such sales representatives to market the products of Parent, in addition to the historical products of Seller to be offered by Buyer. At the sole discretion of Buyer, during the Measuring Period, it is understood that Buyer shall have the option of either (a) purchasing product from Parent or Parent's subsidiaries for resale to food service suppliers, or (b) marketing such product to supermarket retailers and receiving a commission equal to 2% of the total sales price. In the event that Buyer elects to purchase product from Parent, no commission shall be paid by Parent and Buyer shall be responsible for all sales expenses associated with the marketing and representation of Parent products. Furthermore, Buyer shall purchase Parent's products on a negotiated basis, and shall be responsible for all billing, sales and marketing expenses. In the event Buyer elects to market such products to supermarket retailers, Parent shall be responsible for reimbursing Buyer for all pre-approved sales expenses associated with representation of Parent's or Parent's subsidiaries' Products. All products or services that are coordinated, marketed, and sold by Sales Representatives listed in Schedule 7.7 and any current or future employees of Buyer shall be credited to Buyer during the Measuring Period. Parent shall agree that all Sales Representatives listed in Schedule 7.7 shall only be compensated by Buyer during the Measuring Period, with the exception of a stock pool or bonus program granted to multiple Buyer employees. During the

Measuring Period, Buyer shall not materially reduce, increase or alter the compensation or size of the sales force of the Buyer or either Acquired Subsidiary without the prior written approval of the Seller Representative.

       7.8 Wedbush Fee. The fee(s) and expenses of Wedbush Morgan Securities relating to the Transaction, whether in representing Seller, Parent or Buyer, shall be paid by Parent and not charged to Buyer during the Measuring Period. The parties acknowledge that at the date of this Agreement the unpaid fee still owed to Wedbush is $170,000.

                                   Article 8

                  Buyer's and Parent's Conditions to Closing

       The obligations of Buyer and Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment to Buyer's and Parent's reasonable satisfaction of each of the following conditions, unless waived in writing by Buyer or Parent:

       8.1 Continued Truth of Warranties. The representations and warranties of the Seller and Principal Shareholders contained herein shall be true in all material respects on and as of the Closing Date with the same force and effect as though made as of such date, except for any variations permitted by this Agreement.

       8.2 Performance of Covenants. The Seller and Principal Shareholders shall in all material respects have performed all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

       8.3    No Adverse Change. There shall not have been any:

              (a) material adverse change in the condition, quantity or value of the Assets or properties of the Seller or either Acquired Subsidiary since the date of this Agreement;

              (b) material adverse change in the financial condition or prospects of the Seller or either Acquired Subsidiary since the date of this Agreement;

              (c) litigation or claim pending or threatened against either of the Acquired Subsidiaries; or

              (d) failure on the part of Seller or either Acquired Subsidiary to operate in the ordinary course of business.

       8.4 Permits and Consents. In the case of governmental authorities, the parties hereto shall have secured all appropriate orders, consents, approvals and clearances, in form and substance satisfactory to Buyer and Parent, by and from all parties, including, but not limited to, regulatory agencies and other governmental authorities and agencies, whose order, consent and approval or clearance is required by contract or law for the consummation of the transactions herein contemplated. In the case of other third parties, the parties hereto shall have secured all consents, approvals, waivers and estoppels as Buyer shall reasonably deem necessary and in form and substance satisfactory to Buyer, to consummate the purchase of the Assets and assumption of Assumed Liabilities of Seller.

       8.5 Full Investigation. Buyer and its employees, attorneys, accountants and other agents shall have been permitted to conduct a full investigation of the books, records, assets, liabilities, operations, business and condition of the Seller and Acquired Subsidiaries, including environmental assessments if Buyer deems it appropriate to obtain the same, and Buyer shall not have discovered any condition or set of facts which (a) in the reasonable judgment of Buyer represents a material environmental liability or risk of environmental liability, or (b) in the reasonable judgment of Buyer is in material violation of one or more of the covenants, representations and warranties of Seller set forth herein, and which is not remedied to Buyer's satisfaction prior to the Closing Date.

       8.6 Closing Documents. The Seller shall have delivered all documents required to be delivered by Seller at Closing, as more specifically set forth in
Article 10 of this Agreement, in each case in form and substance reasonably satisfactory to Buyer.

       8.7 Employment Agreements. Buyer shall have received from each of the employees identified on Schedule 8.7, an employment agreement with noncompetition obligations extending beyond the period of employment, in form and substance satisfactory to Buyer.

       8.8 Noncompetition Agreements. Buyer shall have received (a) from John Mueller a noncompetition agreement substantially in the form attached hereto as
Exhibit I, and (b) from James Mueller a noncompetition and nonsolicitation agreement substantially in the form attached hereto as Exhibit J (collectively, the "Noncompetition Agreements").

       8.9 Legal Opinion. Buyer shall have received a legal opinion from The Stolar Partnership, as to the matters set forth in Exhibit D attached hereto.

       8.10 Absence of Litigation. No suit, claim, action, proceeding or governmental investigation shall have been commenced or threatened against any of the parties to this Agreement which challenges the validity, legality or enforceability of this Agreement or the performance by the parties hereto of their respective obligations hereunder, or which, if determined adversely to the defendant(s), could have a material adverse effect on Buyer, Parent, either of the Acquired Subsidiaries, or the business comprised of the Assets.

       8.11 Audited Financial Statements. Parent shall have received unqualified audited financial statements for the Seller for the three fiscal years ended October 31, 1999, 1998 and 1997, and any other such three-year fiscal period (of Seller or any other person acquired by Seller), which financial statements shall satisfy the requirements of the SEC and the audit report which shall report financial statements which are the same in all material respects to the financial statements of Seller, including the Seller's proxy statement used in connection with obtaining shareholder approval of the Transaction.

       8.12 Lender Approval. Parent's current senior lenders shall have approved the structure of the Transaction as reflected in this Agreement, including without limitation, the Buyer's assumption of the Assumed Liabilities and, if necessary, the Parent's guaranty of certain of the Assumed Liabilities.

       8.13 Board Approval. No later than the date of the shareholder meeting to be called pursuant to Section 6.5 above, the Board of Directors of Buyer shall have approved the Transaction and the other matters contemplated by this Agreement.

       8.14 Additional Investment. An investor acceptable to Parent shall have completed a debt or equity transaction providing for not less than $1,000,000 of funding for Buyer during at least the Measuring Period, on terms satisfactory to Buyer (the "Interim Financing").

       8.15   Agreements with Seller's Lenders.

              (a) Buyer shall have received an agreement with Civic Ventures Investment Fund, L.P. on the assumption of Seller's debentures held by them and the immediate redemption thereof for common stock, and/or warrants for common stock, of Parent, on terms satisfactory to Buyer.

              (b) Buyer shall have reached an agreement with Bank of America N.A. and First National Bank of Eagle Lake on the assumption of Seller's indebtedness to them, on terms satisfactory to Buyer.

       8.16 PAC, Inc. PAC, Inc. shall have converted the $300,000 PAC Loan to equity of Seller as part of the Closing, in accordance with the terms of such Loan.

       8.17 Approval. The shareholders of Seller shall have approved the Transaction and the dissolution of Seller at the meeting called pursuant to
Section 6.5 above.

       8.18 Estoppel Letters. Buyer and Parent shall have received from each of the Principal Shareholders and the current officers and directors of Seller estoppel letters reasonably satisfactory to Buyer to the effect that such persons have no undisclosed claims or rights against the Acquired Subsidiaries and are not parties to any undisclosed contract or agreement with the Acquired Subsidiaries.

                                  Article 9

                        Seller's Conditions to Closing

       The obligation of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment to the Seller's reasonable satisfaction of the following conditions, unless waived in writing by the
Seller:

       9.1 Continued Truth of Warranties. The representations and warranties of Buyer and Parent herein contained shall be true in all material respects on and as of the Closing Date with the same force and effect as though made as of such date, except for any variations permitted by this Agreement.

       9.2 Performance of Covenants. Buyer and Parent shall in all material respects have performed all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by Buyer or Parent on or prior to the Closing Date.

       9.3 Closing Documents. Buyer shall have delivered all documents required to be delivered by Buyer at Closing, as more specifically set forth in
Article 10 hereof, in each case in form and substance reasonably satisfactory to the Seller.

       9.4 Absence of Litigation. No suit, claim, action, proceeding or governmental investigation shall have been commenced or threatened against any of the parties to this Agreement which challenges the validity, legality or enforceability of this Agreement or the performance by the parties hereto of their respective obligations hereunder.

       9.5 Approval. The shareholders of Seller shall have approved the Transaction and the dissolution of Seller at the shareholder meeting called pursuant to Section 6.5 above.

       9.6 Board Approval. No later than the date of the shareholder meeting called pursuant to Section 6.5 above, the Board of Directors of Parent shall have approved the Transaction and the other matters contemplated by this Agreement.

       9.7 Tax Opinion. The Seller shall have received an opinion of Thompson Coburn LLP dated as of the Closing, to the effect that the Transaction will constitute a reorganization for federal income tax purposes within the meaning of Section 368 of the Code and which opines on the tax consequences to the Seller. In rendering its opinion, such firm may reasonably require and rely upon factual representations contained in certificates of officers of Buyer, Seller and the Group dated on or before the date of such opinion.

                                  Article 10

                     Documents to be Delivered at Closing

       10.1   Documents to be Delivered by Seller. At the Closing:

              (a) Seller shall execute and deliver to Buyer a warranty Bill of Sale, substantially in the form attached hereto as Exhibit E, conveying to Buyer good and marketable title to the Assets;

              (b) Seller shall execute and deliver to Buyer an Assignment and Assumption Agreement substantially in the form of Exhibit F attached hereto and made a part hereof;

              (c) Seller shall execute and deliver (i) an assignment of the GP Interest, and (ii) one or more original certificates evidencing the Subsidiary Stock, each in form reasonably satisfactory to Buyer;

              (d) Seller shall execute and deliver to Buyer such other documents, including instruments of sale, transfer and assignment transferring, assigning and conveying the Assets being purchased as shall be reasonably requested by Buyer to permit Buyer to use Seller's corporate name or to evidence the transfer of any of the Assets or to vest in the Buyer good, marketable, indefeasible and recordable title to the Assets, free and clear of all liens, claims and encumbrances of third parties except for Permitted Liens;

              (e) Seller shall execute and deliver the Escrow Agreement and the Shareholder Certification, as contemplated by Section 1.2 hereof;

              (f) Seller shall deliver a certified copy of the resolutions adopted by its Boards of Directors and by its shareholders authorizing the execution and delivery of this Agreement and the consummation of the Transaction contemplated hereby (including the dissolution of Seller), duly certified as of the Closing Date by the Secretary or any Assistant Secretary of Seller;

              (g) Seller shall deliver Certificates of Good Standing or their equivalent, dated not more than ten days prior to the Closing Date, attesting to the good standing of Seller as a corporation under the laws of the State of Missouri and as a foreign corporation in the State of Texas, and attesting to the good standing of SevenJNev and SevenJTex in the States of Nevada and Texas, respectively;

              (h) Seller shall deliver a certificate, executed by the President or any Vice President on behalf of Seller, dated as of the Closing Date, certifying (i) that all of the representations and warranties of Seller herein contained are true and correct on the Closing Date, and (ii) that the audited financial statements delivered under Section 8.11 comport with the warranties made with respect to the Unaudited Financial Statements in Section 3.5;

              (i) To the extent any consents or approvals shall be necessary to the Transaction herein contemplated, or to the effective transfer or assignment of any of the Assets being purchased by Buyer from Seller, the Seller shall deliver to Buyer copies of all such consents or approvals as obtained by the Seller;

              (j) The Seller shall execute and deliver a Registration Rights Agreement substantially in the form of Exhibit G attached hereto and made a part hereof (the "Registration Agreement");

              (k) Seller shall deliver to Buyer the opinion of The Stolar Partnership as provided in Section 8.9 above;

              (l) The Seller shall deliver to Buyer the resignations of such officers and directors of the Acquired Subsidiaries as Buyer shall request;

              (m) The Seller shall execute and deliver (i) appropriate articles of dissolution, in form acceptable for filing with the Missouri Secretary of State, by which the Seller shall dissolve its corporate existence, and (ii) appropriate notices or certificates of withdrawal in form acceptable for filing in each other jurisdiction in which Seller is qualified to do business; and

              (n) Seller shall deliver to Buyer the original corporate minute books, stock transfer books and corporate seal of SevenJNev, and any other business records or property of SevenJNev and SevenJTex that is in the possession of Seller.

       10.2 Documents to be Delivered by Buyer. At the Closing, the Buyer shall:

              (a) Deliver to the Seller certified copies of the resolutions adopted by the Boards of Directors of Buyer and of Parent, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, duly certified as of the Closing Date by the Secretary of Buyer and Secretary of Parent, respectively;

              (b) Deliver to the Seller Certificate of Good Standing or their equivalent, dated not more than ten days prior to the Closing Date, attesting to the good standing of Buyer as a corporation under the laws of the State of Delaware and as a foreign corporation under the laws of the State of Texas, and attesting to the good standing of Parent in the State of Nevada;

              (c) Deliver to the Seller certificates, respectively executed by an officer or any Vice President of Buyer and Parent, dated as of the Closing Date, certifying that all of the representations and warranties of Buyer and Parent contained herein are true and correct on the Closing Date;

              (d) To the extent any consents or approvals shall be necessary to any of the transactions herein contemplated, or to the effective transfer of any of the Assets, deliver to the Seller copies of all such consents or approvals as obtained by Buyer;

              (e) Execute and deliver the Escrow Agreement, the Registration Agreement and the Noncompetition Agreements;

              (f) Deliver the applicable number of shares of Parent Common Stock to the Escrow Agent and Transfer Agent, respectively, as required by
Section 1.2 hereof; and

              (g) Deliver to the Seller opinions of Thompson Coburn LLP and of Nevada counsel to the Parent, in form reasonably satisfactory to the Seller as to the matters set forth in Exhibit H attached hereto and made a part hereof.

                                  Article 11

                                Indemnification

       11.1 General Indemnification by Seller. Subject to the other provisions of this Article 11, by execution of this Agreement, the Seller hereby agrees to indemnify the Buyer, the Parent and their respective successors and assigns and hold them harmless against and in respect of:

              (a) any and all loss, liability, cost, expense or damage (including judgments and settlement payments) incurred by Buyer or Parent incident to, arising in connection with or resulting from (i) any breach, nonperformance or inaccuracy of any representation, warranty, or covenant by the Seller or Principal Shareholders made or contained in this Agreement or in any Schedule hereto or any certificate or other document executed by Seller or any Principal Shareholder and delivered to Buyer or Parent pursuant to this Agreement or the transactions contemplated herein (all of which survive the Closing for the period during which a claim may be asserted under Section 11.5 below); (ii) any Environmental Matter set forth on Schedule 3.17 or which is based on conditions existing or events occurring immediately preceding the Closing to the extent such loss, liability, cost, expense or damage exceeds $25,000; and/or (iii) any liability or obligations of Seller, known or unknown, existing or hereafter arising, which is not among the Assumed Liabilities;

              (b) any and all loss, liability, cost, expense or damage (i) arising out of any Taxes of Seller or either Acquired Subsidiary (A) with respect to any Pre-Closing Tax Period, or (B) resulting, directly or indirectly, from any transaction contemplated in this Agreement, or (C) resulting, directly or indirectly, from a material breach of any representation, warranty or covenant set forth in Section 3.19 of this Agreement; and (ii) and any reasonable cost or expense or professional fee incurred in connection with any examination or investigation by a taxing authority or any administrative or judicial proceeding involving a Tax period (or part of a Tax period) ending on or before the Closing Date; and

              (c) any and all reasonable costs, expenses and all other actual damages incurred by Buyer or Parent in enforcing this indemnity or in remedying any breach, misrepresentation, non-performance or inaccuracy described above, including, by way of illustration and not limitation, all reasonable legal and accounting fees, other reasonable professional expenses and all filing fees, and collection costs incident thereto and all such fees, costs and expenses incurred in defending claims which, if successfully prosecuted, would have resulted in Damages (as defined herein).

Any and all of the items set forth in clauses (a) through (c) for which Buyer or Parent is entitled to be indemnified hereunder are called "Damages."

       11.2 General Indemnification by Buyer and Parent. Subject to the other provisions of this Article 11, by execution of this Agreement, the Buyer and Parent hereby agree, jointly and severally, to indemnify the Seller and its successors and assigns and hold them harmless against and in respect of:

              (a) any and all loss, liability, cost, expense or damage (including judgments and settlement payments) incurred by Seller incident to, arising in connection with or resulting from (i) any breach, nonperformance or inaccuracy of any representation, warranty, or covenant by the Buyer or Parent made or contained in this Agreement or in any Schedule hereto or any certificate or other document executed by Buyer or Parent and delivered to Seller pursuant to this Agreement or the transactions contemplated herein (all of which survive the Closing for the period during which a claim may be asserted under Section
11.5 below), and/or (ii) any liability or obligations of Seller included among the Assumed Liabilities (provided that the assumption of the GP Liability shall not vitiate, limit or affect the right of Buyer or Parent to be indemnified under Section 11.1 with respect to the matters described therein); and

              (b) any and all reasonable costs, expenses and all other actual damages incurred by Seller in enforcing this indemnity or in remedying any breach, misrepresentation, non-performance or inaccuracy described above, including, by way of illustration and not limitation, all reasonable legal and accounting fees, other reasonable professional expenses and all filing fees, and collection costs incident thereto and all such fees, costs and expenses incurred in defending claims which, if successfully prosecuted, would have resulted in Damages (as defined herein).

Any and all of the items set forth in clauses (a) through (c) of Section 11.1 or (a) and (b) of Section 11.2 for which a party is entitled to be indemnified hereunder are called "Damages."

       11.3   Notice of, and Procedures for, Collecting Indemnification.

              (a) Initial Notice. When a party becomes aware of a matter which may result in Damages for which it would be entitled to be indemnified hereunder, such party (the "Indemnitee") shall deliver a written notice to such effect to each party with the indemnification obligation ("Indemnitor") with reasonable promptness after it first becomes aware of such matter, and shall furnish the Indemnitor with such information as it has available demonstrating its right or possible right to receive indemnity. Such notice shall, if feasible, contain a reasonable estimate by the Indemnitee of the losses, costs, liabilities and expenses (including, but not limited to, costs and expenses of litigation and attorneys' fees) which the Indemnitee may incur. If the potential claim is predicated on legal action by a third party, such notice shall name, when known, the person or persons making the assertions which are the basis for such claim. Failure by the Indemnitee to deliver such notice or an update thereof in a timely manner shall not relieve the Indemnitor of any of its obligations under this Agreement except to the extent that actual monetary prejudice can be demonstrated.

              (b) Statement of Damages. At such time as Damages for which an Indemnitor is liable hereunder are incurred by Indemnitee by actual payment thereof or by entry of a final award or judgment, Indemnitee shall forward a written statement to the Indemnitor setting forth the amount of such Damages in reasonable detail on an itemized basis, which Damages shall be net of insurance proceeds received by Indemnitee on such claim under policies of insurance on which premiums were paid by such Indemnitee. Indemnitee shall supplement the written statement with appropriate supporting proof of loss (e.g. vouchers, canceled checks, accounting summaries, judgments, settlement agreement, etc.).

       11.4 Satisfaction of Indemnity; Basket. In no event shall any Indemnitee be entitled to indemnification under this Article 11 unless and until the aggregate amount of otherwise indemnifiable Damages sustained by such Indemnitee (with respect to all indemnifiable matters) exceeds $50,000 (the "Basket"), and at such time as Damages in excess of the Basket are sustained, the Indemnitor shall be responsible for all Damages sustained without regard to the Basket. The shareholders of Seller, following Seller's dissolution, shall be treated as one Indemnitee for purposes of the Basket, and shall bear the economic loss represented by the Basket ratably in accordance with their holdings of stock of Seller. Where the Seller is the Indemnitor, the Buyer or Parent shall be entitled to offset against the Earnout Stock a number of shares of stock of Parent having an aggregate value, based on the Closing Share Value, equal to the Damages for which it is entitled to be indemnified. Where the Buyer or Parent is the Indemnitor, the amounts reflected on such statement shall be paid to Indemnitee by the Indemnitor within thirty (30) days after receipt of the written statement and all supporting documentation.

       11.5 Time and Amount Limitations. Any claim for indemnification under this Agreement must first be asserted in writing to the Indemnitor no later than the date on which the number of shares of Earnout Stock, net of indemnifiable Damages sustained by Parent and/or Buyer, has been agreed to by the parties or determined by arbitration as set forth in Section 1.2(c) of this Agreement. Any claim for indemnification not asserted in writing before such time shall be barred. The aggregate indemnification liability of Seller, on the one hand, and the Parent and Buyer, on the other hand, under Sections 11.1 and 11.2 shall not exceed an amount equal to the value of the Earnout Stock ultimately issuable to Seller's shareholders in accordance with this Agreement.

                                  Article 12

                                  Termination

       12.1 Basis for Termination. Prior to the Closing, this Agreement may be terminated as follows:

              (a)    By mutual written consent of Parent and Seller;

              (b) By Buyer, pursuant to written notice by Buyer to Seller, if either (i) any condition set forth in Article 8 above has not been fulfilled or waived by July 29, 2000 through no fault of Buyer or Parent, which notice shall set forth the conditions not yet satisfied, or (ii) Seller or the Principal Shareholders are in default under this Agreement, which default has continued for a period of more than ten (10) business days after written notice of default has been delivered to Seller;

              (c) By Seller, pursuant to written notice by Seller to Buyer and Parent, if either (i) any condition set forth in Article 9 above has not been fulfilled or waived by July 29, 2000 through no fault of Seller or the Principal Shareholders, which notice shall set forth the conditions not yet satisfied, or (ii) Buyer or Parent is in default under this Agreement, which default has continued for a period of more than ten (10) business days after written notice of default has been delivered to Buyer and Parent.

       12.2 Effect of Termination. Upon any termination of this Agreement pursuant to Section 12.1, all obligations of the parties to proceed with the Transaction shall terminate; provided, however, that the provisions of Section 7.1, this Article 12 and Article 13 shall survive termination of this Agreement. The termination of this Agreement shall not affect or impair the right of any party to bring an action for a breach of this Agreement that occurred prior to or in connection with such termination. Promptly following termination, the Parent shall cause the Buyer's corporate name to be changed to a name that bears no similarity to Seller's corporate name.

                                  Article 13

                                 Miscellaneous

       13.1 Notices. Any notices or other communications required or permitted hereunder (including, by way of illustration and not limitation, any notice permitted or required under Article 11 hereof) to any party hereto shall be sufficiently given if delivered in person or sent by certified or registered mail, postage prepaid, addressed as follows:

      In the case of Buyer or Parent:

            International Menu Solutions Corporation
            350 Creditstone Road
            Concord, Ontario L4K 3Z2
            Canada
            Attn: Michael Steele, President
            Telephone: (416) 366-6368
            Fax: (905) 760-9443

      With a copy to:

            Thomas D. Beynon, Q.C.
            McCarter Grespan Robson Beynon Thompson LLP
            675 Riverbend Drive
            Kitchener, Ontario N2K 3S3
            Canada
            Telephone: (519) 571-8800
            Fax:  (519) 742-1841

      And with a copy to:

            Thompson Coburn LLP
            One Firstar Plaza
            St. Louis, Missouri  63101
            Attention:  Thomas A. Litz
            Telephone: (519) 571-8800
            Fax:  (519) 742-1841

      In the case of the Seller:

            James Mueller
            1330 Boly Lane
            St. Louis, Missouri 63021
            Telephone:
            Fax:

      With a copy to:

            The Stolar Partnership
            911 Washington Avenue
            St. Louis, Missouri  63101
            Attention:  John Niemoeller
            Telephone: (314) 231-2800
            Fax: (314) 436-8400


or such substituted address as any party shall have given notice to the others in writing in the manner set forth in this Section 13.1.

       13.2 Amendment. This Agreement may be amended or modified in whole or in part only by an agreement in writing executed by all parties hereto and making specific reference to this Agreement.

       13.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

       13.4 Binding on Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and assigns in accordance with the terms hereof. The Seller may not assign its rights their respective interests under this Agreement except only in connection with its dissolution. Buyer shall have the right to assign its rights under this Agreement, in whole or in part, to Parent or any direct subsidiary of Parent, provided such assignee assumes at its primary obligation all obligations of the Buyer under this Agreement. Parent may assign its rights under this Agreement at any time in connection with any sale, disposition, business combination, merger or similar transaction involving Parent.

       13.5 Severability. In the event that any provision contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby; provided, however, that to the extent permitted by applicable law, any invalid, illegal, or unenforceable provision may be considered for the purpose of determining the intent of the parties in connection with the other provisions of this Agreement.

       13.6 Headings. The headings in the sections and subsections of this Agreement and in the Schedules are inserted for convenience only and in no way alter, amend, modify, limit or restrict the contractual obligations of the parties.

       13.7 Expenses. Except to the extent otherwise provided in this Agreement (including the schedules hereto), each party to this Agreement shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated, including, but not limited to, legal and accounting fees and expenses. It is understood that the legal and accounting expenses incurred by Seller in this transaction shall be accrued as accounts payable and be part of the Assumed Liabilities (to the extent not exceeding the limits committed to by those vendors), and therefore have been taken into account in developing the Projected Financial Statements described in Section 1.2(c).

       13.8 Entire Agreement; Law Governing. All prior negotiations and agreements between the parties hereto are superseded by this Agreement, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein or in an Exhibit or Schedule delivered pursuant hereto, except as modified in writing concurrently herewith or subsequent hereto. This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Missouri, determined without reference to conflicts of law principles.

       13.9 Shareholder Authorization. If the shareholders of Seller approve this Agreement and the transactions contemplated thereby, such approval shall constitute authorization by the shareholders of Seller and its Board of Directors and management to waive any condition to Closing, to negotiate and settle with lenders and other third parties to satisfy conditions to Closing required by Parent, and to modify Schedule 1.1(c) and the Cash Reserve, all without further approval or re-approval of the shareholders.


        [THE BALANCE OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Reorganization to be executed by their duly authorized representatives on the day and year first above written.


                                    GREAT AMERICAN BARBECUE COMPANY

                                    By
                                       ---------------------------------------

                                       -----------------,---------------------
                                       (Name, Title)

                                    THE GREAT AMERICAN BARBECUE FOOD
                                      COMPANY

                                    By
                                       ---------------------------------------

                                       -----------------,---------------------
                                       (Name, Title)

                                    INTERNATIONAL MENU SOLUTIONS
                                      CORPORATION

                                    By
                                       ---------------------------------------

                                       -----------------,---------------------
                                       (Name, Title)

                                    PRINCIPAL SHAREHOLDERS:

                                    ------------------------------------------
                                       Blake Ashby

                                    ------------------------------------------
                                       Scott Foelsch

                                    ------------------------------------------
                                       James Mueller

                                    ------------------------------------------
                                       John Mueller

                                    PAC, INC.

                                    By
                                      ----------------------------------------
                                       Authorized Officer